UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

BOSTON CAPITAL TAX CREDIT FUND III LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Beneficial Assignee Certificates and General Partner Units

(2)	Aggregate number of securities to which transaction applies: 21,902,752 - 21,902,747 Beneficial Assignee Certificates and 5 General Partner units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7,232,946. Pursuant to Rule 0-11(c)(2), the fee was calculated on the amount of cash that is estimated to be received by the Registrant from sales proceeds of the sales of Registrant’s property, assuming that the Registrant receives distributions from its investments in local partnerships equal to the maximum amount of the estimated liquidation proceeds.

(4)	Proposed maximum aggregate value of transaction: $7,232,946

(5)	Total fee paid: $728

[X]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Boston Capital Tax Credit Fund III Limited Partnership
One Boston Place
Suite 2100
Boston, MA 02108
(617) 624-8900

March 30, 2016

Dear Holders of Beneficial Assignee Certificates (“BAC Holders”):

You are a holder of Beneficial Assignee Certificates (“BACs”) in Boston Capital Tax Credit Fund III Limited Partnership (“BCTC III” or the “Partnership”). BACs are materially identical to limited partner interests in the Partnership. We are writing to request the consent of the BAC Holders to authorize Boston Capital Associates III Limited Partnership, as the general partner of BCTC III, to liquidate the assets of BCTC III and wind up its affairs (the “Liquidation”). The Liquidation involves the sale of the remaining apartment complexes for low- and moderate-income tenants owned by the Partnership (the “Apartment Complexes”), payment of Partnership liabilities, distribution of any proceeds and dissolution of the Partnership.

In connection with the proposed Liquidation, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Liquidation, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed consent form and sign, date and return it promptly in the enclosed postage-paid envelope, or in the manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures”. This solicitation will not expire, and will continue until the requisite number of consents is obtained or if the General Partner abandons the solicitation, in its sole discretion.

Sincerely,

John P. Manning

President, C&M Management, Inc.,

the general partner of BCA Associates Limited Partnership,
the general partner of Boston Capital Associates III Limited Partnership,
the general partner of Boston Capital Tax Credit Fund III Limited Partnership

BOSTON CAPITAL TAX CREDIT FUND III LIMITED PARTNERSHIP

NOTICE FOR ACTION BY WRITTEN CONSENT OF BAC HOLDERS

To the Holders of Beneficial Assignee Certificates of Boston Capital Tax Credit Fund III Limited Partnership:

We are soliciting consent from the holders of Beneficial Assignee Certificates of Boston Capital Tax Credit Fund III Limited Partnership (“BCTC III” or the “Partnership”) to authorize Boston Capital Associates III Limited Partnership, the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The proposed Plan of Liquidation and Dissolution is set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of Beneficial Assignee Certificates of BCTC III, we are required to ask for your consent to complete the Liquidation. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call Boston Capital Investor Services, toll free at 1-800-955-2733.

DATED at Boston, Massachusetts this 30th day of March, 2016.

Sincerely,

John P. Manning

President, C&M Management, Inc.,

the general partner of BCA Associates Limited Partnership,
the general partner of Boston Capital Associates III Limited Partnership,
the general partner of Boston Capital Tax Credit Fund III Limited Partnership

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

TABLE OF CONTENTS
Summary	1
Questions and Answers About this Consent Solicitation Statement and the Proposed Liquidation	5
What You Should Know Before Voting on the Liquidation	10
Background and Reasons for the Liquidation	10
Risks of the Liquidation	16
Plan of Liquidation and Dissolution	20
Interests of Certain Persons in the Liquidation	20
Liquidation Expenses	22
Estimate of Ranges of Values of Partnership Properties	24
Method of Valuation	25
Restrictions	28
Series 15	29
Series 16	33
Series 17	37
Series 18	40
Series 19	44
Material Federal Income Tax Consequences	47
No Appraisal Rights	51
Regulatory Approvals	51
Selected Financial Data	52
Recommendation of the General Partner	54
The Partnership and the General Partner	55
Fiduciary Duties of the General Partner	55
Role of the General Partner	56
Role of the BAC Holders	56
Market for the BACs	56
Security Ownership of Certain Beneficial Owners and Management	56
Voting Procedures	58
Record Date and Outstanding Beneficial Assignee Certificates	59
Consent Card and Vote Required	59
Revocability of Consent	60
Solicitation of Consents; Solicitation Expenses	60
Forward-Looking Statements	61
Where You Can Find More Information	62
Appendices	62
Plan of Liquidation and Dissolution	A-1

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BOSTON CAPITAL TAX CREDIT FUND III LIMITED PARTNERSHIP
ONE BOSTON PLACE
SUITE 2100
BOSTON, MA 02108
(617) 624-8900

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT
WITHOUT A MEETING

SUMMARY

General

This Consent Solicitation Statement is being furnished to holders of Beneficial Assignee Certificates (“BAC Holders”) of Boston Capital Tax Credit Fund III Limited Partnership (“BCTC III,” or the “Partnership”) in connection with the solicitation of approval for the sale and liquidation of all of the Partnership’s assets and the dissolution of the Partnership (the “Liquidation”) pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation and Dissolution,” or the “Plan”). The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of BAC Holders and are described in further detail in this Consent Solicitation Statement.

This Consent Solicitation Statement and the accompanying Notice for Action by Written Consent of BAC Holders and consent card were first sent or given to BAC Holders on or about March 30, 2016.

Plan of Liquidation and Dissolution (pages 20-22)

Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) set aside as a reserve such amount as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining assets in the manner set forth in the Partnership’s Agreement of Limited Partnership (the “Partnership Agreement”), as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. We expect to complete the sale of the Partnership’s remaining apartment complexes for low- and moderate-income tenants (the “Apartment Complexes”) approximately three to five years after the BAC Holders’ approval of the Liquidation. However, because of numerous uncertainties, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any, may occur months after all of the Apartment Complexes have been sold.

Background and Reasons for the Liquidation (pages 10-15)

The General Partner recommends the Liquidation of the Partnership for numerous reasons, including the following:

●	Liquidation of the Partnership may give BAC Holders the opportunity to use suspended passive activity losses to offset gains other than gains from passive activities.

●	The properties owned by the Partnership no longer produce tax credits for the BAC Holders.

●	Liquidation of the Partnership may provide the BAC Holders of certain Series with liquidating distributions.

●	There is no established market for the Beneficial Assignee Certificates (“BACs”), and thus they would be difficult for the BAC Holders to dispose of without the Liquidation or a similar alternative.

●	Costs of operating the Partnership will continue to hold steady or increase even if there are fewer properties that provide income to the Partnership.

●	Liquidation of the Partnership would eliminate the need for BAC Holders to include Schedule K-1 activity on their tax returns with respect to the Partnership.

●	Other alternatives to liquidation either do not seem feasible or are unlikely to produce greater returns to BAC Holders in the future.

Estimated Ranges of Values of Partnership Properties (pages 24-46)

Under the Partnership Agreement, each series of BACs (each, a “Series”) will receive a different amount upon Liquidation of the Partnership because each Series is required to be treated as its own partnership for financial and tax purposes. The general partner of the Partnership, Boston Capital Associates III Limited Partnership, a Delaware limited partnership (the “General Partner”), has used the income capitalization analysis method of valuing each Apartment Complex to determine a high and low range of estimated liquidation proceeds for each Series. In addition, where the General Partner’s analysis determined that the liabilities of an Apartment Complex were greater than its assets, the General Partner estimated the sale value of the property based on a multiple of the 2014 property management fee paid by the limited partnerships that own the Apartment Complexes (the “Operating Partnerships”). The General Partner expects that several Series will not or might not receive any additional distributions, whether or not the Liquidation is commenced. For any such Series, accrued liabilities, fees and expenses of the Series are greater than the highest estimated sale value of the properties held by such Series. Based upon this analysis, the BAC Holders of Series 15, Series 16 and Series 18 are not expected to receive any further proceeds from the Partnership. Holders of Series 17 BACs may receive between $518 and $588 for each 500 BACs before taxes, although it is also possible that the BAC Holders of Series 17 might receive no further proceeds from the

Partnership. Holders of Series 19 BACs may receive between $152 and $170 for each 500 BACs before taxes, although it is also possible that the BAC Holders of Series 19 might not receive no further proceeds from the Partnership.

Liquidation Expenses (pages 22-24)

The Partnership will pay for the expenses of the solicitation, and if approved by the BAC Holders, the Liquidation. The General Partner anticipates the solicitation to cost approximately $83,826, and the Liquidation to cost approximately $494,000. Partnership-level expenses will be allocated to the Series by the number of BAC Holders in the Series, and Series-level expenses will be borne by only that Series.

Material Federal Income Tax Consequences (pages 47-51)

Each BAC Holder is required to take into account its distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such BAC Holder’s federal income tax liability for any taxable year. For federal income tax purposes, each BAC Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Liquidation. In addition, a BAC Holder will recognize gain to the extent the amount of the liquidating distribution received by the BAC Holder exceeds the BAC Holder’s tax basis for its BACs. It is anticipated that future sales will occur in a manner which will not result in any recapture of low-income housing tax credits or historic rehabilitation tax credits.

A BAC Holder’s allocable share of Partnership income or loss from the sale of the Partnership’s assets is generally treated as derived from a passive activity. As a result, a BAC Holder’s allocable share of such losses may be used by the BAC Holder in the current taxable year to offset passive activity income from a BAC Holder’s other passive activity investments. Similarly, a BAC Holder’s allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a BAC Holder’s other passive activity investments. Because the liquidating distribution is a fully taxable transaction, the Internal Revenue Code of 1986, as amended (the “Code”) generally allows any suspended passive activity losses of the BAC Holder with respect to its investment in the Partnership to be used to reduce other income of the BAC Holder upon liquidation. Consequently, BAC Holders who have not been able to use the passive activity losses generated by the Partnership are likely to be able to use their unused passive activity losses upon the Liquidation. In addition, assuming that the BAC Holders acquired their BACs in the Partnership’s initial offering and that the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the Liquidation and any excess losses can be used to offset other ordinary income or gains.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 47-51 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A BAC HOLDER. BAC HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Appraisal Rights (page 51)

Neither Delaware law nor the Partnership Agreement requires that BAC Holders be entitled to appraisal rights in the Liquidation, and no such appraisal rights will be afforded to BAC Holders voting against the Liquidation.

Amendment to Plan of Liquidation and Dissolution (page 51)

Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon the Liquidation or amend the Plan without further action by the BAC Holders. After approval of the Liquidation by the affirmative vote of holders of a majority of the outstanding BACs, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of holders of a majority of the outstanding BACs.

Interests of Certain Persons in the Liquidation (pages 20-22)

While the General Partner is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, it would have interests in the Liquidation that may differ from those of the BAC Holders. First, if distributions are made, any accrued but unpaid asset management fees will be paid prior to any distributions to the BAC Holders. As a result of these fees totaling $15,678,600 in the aggregate, we anticipate that only Series 17 and Series 19 might receive liquidation proceeds. Second, the General Partner would no longer be entitled to annual management and other fees received in its capacity as General Partner. Third, the Liquidation would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary. Fourth, the General Partner is entitled to receive 5% of the balance of any distributions resulting from a liquidation, sale or refinancing, subordinated to the achievement of any priority return. Finally, the General Partner or its affiliates may have ongoing business relationships with potential purchasers of the Partnership’s assets, including the existing general partners of the applicable Operating Partnerships (the “Operating General Partners”) to whom ILP Interests may be sold.

Recommendation of the General Partner (page 54)

The General Partner recommends a vote “FOR” approval of the proposed Liquidation. If approved by the BAC Holders, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the BAC Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Voting Procedures (pages 58-60)

Unlike the distribution of Liquidation proceeds, which will occur by Series, approval of the Liquidation will be voted on by all BAC Holders voting together without any distinction between Series. BAC Holders who owned BACs at the close of business on March 1, 2016 may vote by mail, fax, telephone or internet. On that date, there were 21,902,747 BACs outstanding and entitled to vote. Each BAC Holder may cast one vote for each BAC owned on that date. Adoption of the Liquidation requires the affirmative vote of the holders of a majority of the outstanding BACs, regardless of Series. As of the record date, major BAC Holders of the Partnership had voting control over an aggregate of approximately 9.45% of the outstanding BACs entitled to vote in this consent solicitation. Only one of these major BAC Holders is contractually obligated to vote in the same manner as a majority of BAC Holders who vote in the consent solicitation who are unaffiliated with the Partnership. As of the record date, the General Partner and its affiliates did not have the power to vote or dispose of any outstanding BACs.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION
STATEMENT AND THE PROPOSED LIQUIDATION

Q:	Why have I received this Consent Solicitation Statement?

A:   You have received this Consent Solicitation Statement because the Partnership Agreement requires that the holders of a majority of the outstanding BACs in the Partnership approve the liquidation and dissolution of the Partnership. You are entitled to vote because, according to the records of the Partnership, you owned BACs on March 1, 2016. Even if you have sold some or all of your BACs since that date, if you owned BACs on March 1, 2016, you are entitled to vote.

Q:	What does the Liquidation involve?

A:   We are proposing to sell all of BCTC III’s interests in the Operating Partnerships or Apartment Complexes owned by the Operating Partnerships in which BCTC III is invested, pay or make provision for all Partnership obligations and liabilities, distribute the available cash in accordance with the Partnership Agreement and terminate the Partnership.

Q:	How can the Liquidation be approved?

A:   The Liquidation will be approved with the consent of a majority-in-interest of all BAC Holders. BCTC III’s Partnership Agreement requires actions that affect all Series, such as the Liquidation, to be approved by all BAC Holders voting together as a single class. This differs from the financial and tax consequences of the Liquidation, as distributions from the

Liquidation will be paid to each Series solely on the basis of properties sold from that Series. The holder of approximately 2.62% of the voting power of the BACs, voting together as a single class, is contractually obligated to vote in the same manner as a majority of the BAC Holders who vote in the consent solicitation who are unaffiliated with the Partnership.

Q:	How will proceeds from the sales of Apartment Complexes be distributed?

A:   Proceeds from the sales of Apartment Complexes or Operating Partnerships will be used for the payment of debts and establishment of reserves, including debts owed to the General Partner, before being distributed to the BAC Holders. Under the Partnership Agreement, all liquidation and sale proceeds are to be applied and distributed in the following amounts and order of priority:

●

First, to the payment of debts and liabilities of the Partnership, including incidental expenses and any expenses incident to any liquidation, sale or refinancing of an Apartment Complex or ILP Interest, but excluding debts and liabilities to the General Partner and its affiliates;

●	Second, to any additions to the working capital reserve and other reserves as the General Partner deems reasonably necessary for the payment of contingent, unmatured and unforeseen liabilities;

●	Third, to the repayment of unpaid loans made by the General Partner or its affiliates, including payment of any unpaid management fees and accounting fee advances; and

●

Fourth, the balance, 95% to the BAC Holders and 5% to the General Partner, provided that the distribution to the General Partner, shall be subordinated to the achievement of the return of all the BAC Holders Capital Contribution and to the Priority Return (as such term is defined in the Partnership Agreement).

Based upon the maximum estimated sale value of the Partnership properties, we do not expect the BAC Holders of certain Series to receive any further proceeds from the Liquidation of the Partnership. See “What You Should Know Before Voting on the Liquidation – Estimate of Ranges of Values of Partnership Properties” below. In the past, the General Partner has been entitled to payment for unpaid loans and management fees, but has deferred its priority so the BAC Holders could receive distributions. As of December 31, 2015, the General Partner had deferred priority with respect to $3,461,065 in unpaid management fees for Series 15, $8,087,461 in unpaid management fees for Series 16, and $4,130,074 in unpaid management fees for Series 18. The General Partner does not anticipate that it will further defer its priority for payment on unpaid loans and management fees in the future, whether or not the Liquidation is approved.

Q:	Why is the General Partner proposing to sell the Partnership’s properties at this time?

A:   The General Partner is recommending the Liquidation because we believe the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular:

(1)	generating low-income housing tax credits and historic rehabilitation tax credits for the BAC Holders;

(2)	providing tax benefits in the form of tax losses which BAC Holders may use to offset income from other sources; and

(3)	generating current income for BAC Holders through cash distributions.

This affords the BAC Holders an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership, since there are few opportunities to liquidate their investment due to the absence of a recognized market for the BACs. Furthermore, the Liquidation is expected to allow any suspended passive activity losses to be used by the BAC Holders to offset other income of the BAC Holders. BAC Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Also, we believe that the increasing age of the properties in which the Partnership is invested and the increasing maintenance and administrative expenses for the Apartment Complexes will, within the next few years, lead to a reduction of cash distributions received by the Partnership from the Operating Partnerships. Moreover, the Apartment Complexes may have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing (for those properties whose current mortgages permit prepayment) a less attractive option than sale because a new lender would likely require that significant sums be set aside for immediate repairs and improvements, thereby diminishing any equity available for distribution. Many of the mortgages, however, either do not permit prepayment, or do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance with applicable prepayment penalties.

At its inception, the Partnership had investments in 242 Operating Partnerships. Today the Partnership retains interests in only 61 of those Operating Partnerships – 14 in Series 15, 20 in Series 16, 9 in Series 17, 12 in Series 18 and 6 in Series 19, with interests in certain Operating Partnerships owned by more than one Series. At its current size, the Partnership realizes fewer benefits from the management efficiencies that occur when it owned interests in a greater number of properties. The Partnership’s expenses have not decreased in proportion to the number of properties sold or disposed of, resulting in a decrease in net cash flows from operations payable to each Series. Certain expenses of the Partnership, such as audit fees, management fees and tax return and Schedule K-1 preparation costs, are relatively fixed and do not vary significantly with the number of properties owned. Consequently, the General Partner is of the view that the proposed Liquidation would provide the most profitable and efficient manner to distribute the Partnership’s remaining value, if any, to the BAC Holders. The General Partner believes that in the case of the majority of BAC holders, the primary benefit of liquidation will be the tax benefits associated with freeing up previously suspended passive activity losses. In many cases, these tax benefits may be greater than cash distributions from liquidation, if any. Assuming that BAC Holders have held their BACs since the initial offering by the Partnership; that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership; that all remaining properties will be sold as of December 31, 2016, and after taking into account any gains from property dispositions that have occurred prior to this consent solicitation, the General Partner estimates that the Liquidation may free up previously suspended passive activity losses of up to the following amounts per 500 BACs: $5,109 for Series 15 BACs, $5,448 for Series 16 BACs, $4,366 for Series 17 BACs, $4,932 for Series 18 BACs, and $3,917 for Series 19 BACs. However, each BAC Holder should consult its personal tax advisor to determine the actual amount, if any, of suspended passive activity losses which the BAC Holder may hold.

Accordingly, the sale of the Apartment Complexes and the liquidation and dissolution of the Partnership appears to be in the best interests of the Partnership and the BAC Holders.

Q:	Does the General Partner recommend that I consent to the Liquidation?

A:   Yes. The General Partner recommends that BAC Holders consent to the Liquidation by marking the box entitled “FOR” with respect to the Liquidation proposal on the enclosed consent card and returning it promptly in accordance with the voting procedures set forth on pages 58 through 60 of this Consent Solicitation Statement. The General Partner, however, has conflicts of interest in recommending the Liquidation. For additional information regarding our conflicts of interest, see “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Interests of Certain Persons in the Liquidation” on pages 20-22 below.

Q:	What will happen if the Liquidation is approved?

A:   We will seek to market and sell the Partnership’s interests in the Operating Partnerships or the Apartment Complexes themselves and distribute the net proceeds to pay off Partnership debts and make distributions to the BAC Holders. Following this plan, we will take all necessary steps to terminate the Partnership. We expect that it will take approximately between three and five years from the date of the BAC Holders’ approval of the Liquidation to sell the Partnership’s interests in the Apartment Complexes. Dissolution can be a complex process that may depend on a number of factors, some of which are beyond our control. Accordingly, there can be no assurance that the Liquidation will be completed within the specified time frame. Completion of the Liquidation may also be subject to certain risks. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Risks of the Liquidation” on pages 16-20 below.

Q:	Will I owe any federal income tax as a result of the Liquidation?

A:   The sale of the Apartment Complexes may generate both ordinary income and capital gain or loss to the BAC Holders for United States federal income tax purposes. Distribution of the Liquidation proceeds may result in additional capital gain or loss to the BAC Holders for United States federal income tax purposes. On the other hand, the Liquidation may free up passive activity losses which may allow BAC Holders to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your BACs in the original offering or in the secondary market.

Based on the minimum and maximum liquidation estimates, and assuming that BAC Holders acquired their BACs at the Partnership’s initial offering and have not previously utilized losses generated by the Partnership, the General Partner estimates that upon Liquidation each 500 Series 15 BACs will have a minimum of $185 in taxable loss, each 500 Series 16 BACs will have up to $239 in taxable gain, each 500 Series 17 BACs will have a minimum of $83 in taxable loss, each 500 Series 18 BACs will have up to $71 in taxable loss and each 500 Series 19 BACs will have a minimum of $422 in loss. Assuming that BAC Holders have held their BACs since the initial offering by the Partnership; and that the Partnership’s passive activity losses have only been used by BAC Holders to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that the Liquidation should free up previously suspended passive activity losses in the following amounts per 500 BACs, which may be used offset these gains, and the excess of which may be used to offset unrelated income from other sources after the Liquidation is complete: $5,109 for Series15 BACs, $5,448 for Series 16 BACs, $4,366 for Series 17 BACs, $4,932 for Series 18 BACs and $3,917 for Series 19 BACs. Please consult your tax advisor to determine the exact tax consequences of the Liquidation to you. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Material Federal Income Tax Considerations” on pages 47-51 below.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 47 TO 51 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A BAC HOLDER. BAC HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:	What if the Liquidation is not approved?

A:   If the Liquidation is not approved by the requisite number of BAC Holders, then the Partnership will continue to operate as a legal entity with its assets and liabilities. No sales of all or substantially all of the Partnership’s assets at one time will be made without consent of the BAC Holders, although the General Partner would continue to sell individual Apartment Complexes. If the Liquidation is not approved, there would need to be another vote at a later time in order to liquidate the Partnership, dispose of the final property contained in each Series, and take any other necessary action that would have the same effect on the BAC Holders as the Liquidation.

Q:	Am I required to vote on the Liquidation?

A:   No. You are not required to vote; however, we cannot complete the Liquidation without the approval of BAC Holders holding at least a majority of the outstanding BACs entitled to vote. If you fail to send in your signed consent card, it will have the same effect as a vote “AGAINST” the Liquidation. However, if you send in your signed consent card and do not select an option on the consent card, your vote will be counted “FOR” the Liquidation.

Q:	How long do I have to consent?

A:   You may submit your signed consent card now. Please mark your vote, sign and return the consent card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (201) 438-0292. Furthermore, consents may be submitted by phone at (888) 227-9349 or on the internet at www.proxyonline.com/docs/BostonCapitalProxy.pdf. Consent cards may be sent in indefinitely, until the requisite consent is obtained or the General Partner abandons the solicitation, in its sole discretion. Consent cards, however, will only remain valid for 12 months from the time they are signed and dated. See “VOTING PROCEDURES” on pages 58-60 below.

Q:	Can I revoke my consent?

A:   Yes. BAC Holders may withdraw or revoke their consent as to the Liquidation proposal at any time prior to completion or abandonment of the solicitation. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; or by facsimile to AST Fund Solutions at (201) 438-0292; or by phone with a live representative at (800) 761-6532. A notice of revocation or withdrawal must specify the BAC Holder’s name and the number of BACs being withdrawn.

Q:	Do BAC Holders have dissenters’ rights?

A:   Under applicable state law, BAC Holders are not entitled to appraisal rights with respect to the value of the BACs. There will not be any procedure by which a BAC Holder can seek an alternative valuation of his or her BACs, regardless of whether the BAC Holder does or does not consent to the Liquidation.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION

The information contained in this Consent Solicitation Statement with respect to the Liquidation is qualified in its entirety by reference to the Plan of Liquidation and Dissolution and the Partnership Agreement. A copy of the Plan of Liquidation and Dissolution is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the Partnership Agreement is available as an attachment to our Prospectus dated October 7, 1993, and may be requested from the Partnership, free of charge, upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108.

Background and Reasons for the Liquidation

The Partnership was formed to acquire limited partner interests in the Operating Partnerships, each of which was to own and operate an Apartment Complex. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Code, and some Apartment Complexes also may have qualified for the historic rehabilitation tax credit under Section 47 of the Code. Some of the Apartment Complexes in which the Partnership has invested also benefit from rent supplements from HUD or other forms of government assistance.

The Partnership offered BACs in a public offering declared effective by the Securities and Exchange Commission on October 7, 1993. Investors purchasing 21,996,102 BACs contributed $219,961,020 to the Partnership. Investors were initially required to purchase a minimum of 500 BACs of any given Series. The Partnership once held interests in a total of 242 Operating Partnerships, each of which owned all or a portion of an Operating Partnership that owned one of the Apartment Complexes. The Partnership has sold or transferred its interest in 181 Apartment Complexes to date. Proceeds of the sale of such interests were used to make distributions pursuant to Section 4.02(a) of the Partnership Agreement. In certain instances, the General Partner has deferred its priority for the payment from such funds of unpaid loans made by the General Partner to the Partnership and unpaid asset management fees, which resulted in cash distributions to the BAC Holders. Pursuant to the Partnership Agreement, such liabilities will be deferred until the Partnership receives sales or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. As of December 31, 2015, the Partnership held interests in 61 Operating Partnerships.

The stated investment objectives of the Partnership are:

●	to provide tax benefits in the form of Federal Housing Tax Credits, and in limited instances a small amount of Rehabilitation Tax Credits;

●	to provide tax benefits in the form of passive losses which an Investor may apply to offset passive income (if any); and

●	to preserve and protect the Partnership’s capital and provide capital appreciation and cash distributions from a Capital Transaction as to the Partnership.

The Partnership has strived to meet its objectives. Not including any other past benefits of holding BACs, such as distributions of cash and accrual of passive activity losses, BAC Holders in Series 15 through 19 have received a weighted average return in low-income housing tax credits of approximately 140% of their original investments. As of December 31, 2015, the federal tax credits generated by each Series is set forth below as a percentage of the original tax credit target for each Series:

Series of BACs	Original Tax Credit Target	Tax Credits Generated
Series 15	140-160%	146.22%
Series 16	140-160%	143.32%
Series 17	140-160%	140.00%
Series 18	140-160%	139.11%
Series 19	140-160%	135.01%

There is no guarantee that BAC Holders will receive any distributions or repayments of capital from the Liquidation. See “—Estimate of Ranges of Values of Partnership Properties” below.

Before recommending the Liquidation, we considered the benefits and risks associated with continuing the business of the Partnership. After weighing the benefits and risks of continuation, we believe that the Liquidation is in the best interests of the BAC Holders. We believe that the Liquidation provides the best alternative for the BAC Holders for the following reasons:

●

The Partnership no longer generates low-income housing or historic rehabilitation tax credits. The Partnership has generated and continues to generate passive activity losses. However, for many individuals, the tax benefits provided by these passive activity losses are available only upon the sale of an Operating Partnership (a limited amount of passive activity losses may be used upon the sale of an individual Operating Partnership) and liquidation of the Partnership (all remaining passive activity losses may be used upon liquidation). The timely liquidation of the Partnership may provide many BAC Holders with additional tax benefits in the form of passive activity losses. Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership, and that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that, upon Liquidation, will unlock up to the following amounts per 500 BACs of previously suspended passive activity losses that can be used to offset gains from the Liquidation and other ordinary income or gains: $5,109 for 500 Series 15 BACs, $5,448 for 500 Series 16 BACs, $4,366 for 500 Series 17 BACs, $4,932 for 500 Series 18 BACs and $3,917 for 500 Series 19 BACs. BAC Holders may be able to use these losses to offset any gains from the sale of the Apartments. BAC Holders are urged to consult their own tax advisors as to the specific tax consequences to them of a liquidation of the Partnership, including the applicability and effect of federal, state, local and other tax laws. BAC Holders should be aware that the specific tax consequences to them will vary depending upon several factors, including when the BAC Holder purchased his or her BACs. See “—Material Federal Income Tax Considerations” below for more explanation.

●

Currently, there is no established market for the BACs, and BAC Holders are only able to sell their BACs in an informal and sparse secondary market, which contains a small number of participants with infrequent transactions. We believe that BAC Holders may desire to liquidate portions of or their entire investment in the Partnership. Liquidation of the Partnership will result in an accelerated disposition of the BACs and allow for the termination of the investment. See “THE PARTNERSHIP AND THE GENERAL PARTNER—Market for the BACs” below.

●

The Liquidation may provide BAC Holders of certain Series with a return of capital, giving BAC Holders the opportunity to redeploy such funds to seek a higher rate of return. However, based upon the General Partner’s highest estimate of the range of values for the Partnership properties, it appears unlikely that the Liquidation would result in distributions of cash to the BAC Holders of certain Series. While we do not anticipate that BAC Holders of Series 15, 16 and 18 will receive any additional return of capital, the BAC Holders of Series 17 and 19 may receive such an additional return of capital. See “—Estimate of Ranges of Value of Partnership Properties” below. Due to variables such as changes in market conditions, fluctuations in real property values and lack of certainty regarding the potential buyers of Apartment Complexes or Operating Partnerships in the distant future when restrictions on the Apartment Complexes would be eliminated, it is difficult to ascertain at this time whether BAC Holders would receive greater proceeds from other strategic alternatives if the Liquidation is not approved; however, the Partnership would continue to pay management fees of the General Partner and other operating costs and expenses (including expenses pertaining to auditing the Partnership’s financial statements and preparing periodic reports and other securities filings) until an alternative is approved if the Liquidation is not approved and consummated.

●

Dissolution of the Partnership will eliminate the yearly expense of tax return preparation and possible delay to individual BAC Holders’ preparation of tax returns due to their investment in a limited partnership. Many investors find the required Schedule K-1 complicated to report on their tax returns, which may require individuals to incur tax return preparation costs they would not have otherwise incurred.

●

Maintenance and administrative expenses associated with aging Apartment Complexes in which the Partnership holds interests will continue to increase. Due to the increasing need for repairs and improvements to the Apartment Complexes, it is likely that the Partnerships may generate taxable income for the Partnership but not distribute sufficient cash for the Partnership to pass through to its BAC Holders to cover resulting tax liabilities. In addition, while the operating revenues of the Partnership will continue to decrease as Apartment Complexes are sold individually, many of the Partnership’s costs will continue to remain steady, including costs and fees associated with filing Schedule K-1 tax information, auditing the Partnership’s financial statements and preparing periodic reports and other securities filings.

●

Certain subsidized mortgages are pre-payable but do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance. There are prepayment restrictions on, or it would not be feasible to prepay the mortgages covering numerous Apartment Complexes. Even those Apartment Complexes that could be refinanced may not produce equity for distribution for several reasons. First, new lenders would likely require significant amounts to be set aside for immediate repairs and capital improvements for the aging properties. Second, although refinancing would result in the distribution of cash to BCTC III from the Operating Partnerships without triggering a taxable gain, the General Partner does not believe that refinancing would produce a greater return on equity to the BAC Holders than a sale. Finally, selling some properties while refinancing others would result in a smaller fund continuing to carry fixed expenses, such as tax preparation fees, audit fees and other costs associated with being a public company.

●

To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions and by the supply and demand for rental apartment properties owned by the Operating Partnerships.

In addition, the General Partner has considered the following other factors in making its decision to recommend the Liquidation:

●

Based upon our highest estimate of ranges in values of the sale of Apartment Complexes and Operating Partnerships, it appears unlikely that the BAC Holders of certain Series would receive any additional distributions upon the Liquidation of the Partnership. See “—Estimate of Ranges of Values of Partnership Properties” below. Previous cash distributions, if any, to the BAC Holders from the sale of Apartment Complexes (or interests therein) were due primarily to the decision of the General Partner to defer priority for payment on $15,678,600 of asset management fees to the Partnership, thereby allowing earlier and greater distributions to the BAC Holders. The General Partner does not intend to defer its priority with respect to unpaid asset management fees and unpaid loans in the future, whether or not the Liquidation is approved by a majority of the BAC Holders.

●

The General Partner has conflicts of interest in recommending the Liquidation. See “—Interests of Certain Persons in the Liquidation” below. Through December 31, 2015, the General Partner has deferred priority with respect to unpaid management fees in the amount of $15,678,600. Pursuant to the Partnership Agreement, proceeds from the sales of Apartment Complexes would be used to pay the General Partner these unpaid loans and management fees before any distributions would be made to the BAC Holders. In addition, the General Partner is entitled to receive 5% of any distributions on Liquidation. The General Partner may have ongoing relationships with any potential purchasers of Apartment Complexes or Operating Partnership interests in the Liquidation. Finally, the General Partner would no longer be entitled to receive fees to which it is entitled under the Partnership Agreement, and the General Partner would no longer have any liability in respect of the Partnership of in its capacity as general partner of the Partnership.

●

If the Partnership were to continue under its current structure, BAC Holders would likely retain their investment without any significant increase in value or near term exit opportunities. However, possible improvements in economic and market conditions could produce increased cash flow and enhance the sales prices of the Apartment Complexes. Consequently, while we believe that the Liquidation will achieve more favorable economic results for BAC Holders than by continuing the Partnership under its current structure, we are unable to assure you that continuation of the Partnership’s business would not produce better results than those obtained in the Liquidation.

The alternative to Liquidation would be to continue the Partnership in accordance with its existing business plan. The General Partner considered retaining the Apartment Complexes for a longer period of time to realize greater capital appreciation. However, due to the fact that many of the Apartment Complexes remain subject to use restrictions that extend well into the future, greater capital appreciation will be diminished by the passage of time. In addition, the Apartment Complexes are aging, and thus the Operating Partnerships may need to expend significant funds for capital improvements and maintenance costs in order for the Apartment Complexes to compete in their respective markets in the future. Property replacement reserves may be insufficient to provide the level of upgrades that may be necessary. While the General Partner is of the view that the Operating Partnerships might be able to borrow additional funds in order to finance these improvements, increasing indebtedness on the Apartment Complexes to finance such improvements would increase the risk of loss, and as such, the General Partner does not believe that increasing the level of debt of the Operating Partnerships would be in the best interests of the Partnership, if another alternative such as a sale is feasible.

Furthermore, the ability to recapitalize the Operating Partnerships through refinancing of the existing mortgages is limited due to various restrictions of the current mortgages. Certain Apartment Complexes are subject to mortgages that have prepayment prohibitions and/or prohibitive prepayment penalties. Other Apartment Complexes have subsidized mortgages, and many of these properties do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing subsidized mortgage balance because the subsidy is required for continued property operations. Such restrictions limit the opportunity for the Operating Partnerships to refinance the Apartment Complexes they own at present. Moreover, it appears likely that a new lender would require significant amounts to be set aside for immediate repairs and capital improvements, thereby diminishing any equity available for distribution to BAC Holders from a refinancing. See “—Estimate of Ranges of Values of Partnership Properties – Restrictions” below.

For the reasons stated above, the General Partner believes that the Liquidation would produce a better result for the BAC Holders than continuing to operate the Partnership in its current form indefinitely. If the Liquidation is not approved by a majority of the BACs entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership’s assets at one time will be made without consent of the BAC Holders, although sales of individual Apartment Complexes would continue to be made.

No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of BAC Holders and consistent with our fiduciary duties to the BAC Holders. See “THE PARTNERSHIP AND THE GENERAL PARTNER—Fiduciary Duties of the General Partner.” Consequently, we recommend that the BAC Holders consent to the proposed Liquidation by marking the box entitled “FOR” next to the Liquidation proposal on the enclosed consent card.

BAC Holders are urged to consult with their independent financial and tax advisors prior to consenting to the Liquidation.

Risks of the Liquidation

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Liquidation.

The Liquidation may be Approved Even if it is Not Approved by Your Series. Under the Partnership Agreement, each Series is treated as a separate entity for financial purposes, with BAC Holders receiving distributions and being taxed only with respect to the Series of BACs which they own. The Liquidation proposal, however, must be voted on and approved by all of the BACs voting cumulatively without any distinction between Series. Thus, the majority of BAC Holders in a given Series need not vote a majority of its interests in favor of the Liquidation for the Liquidation to be approved. Furthermore, since certain Series have more BACs than other Series, a Series with a greater number of BACs will carry more relative weight in determining the outcome of the Liquidation proposal.

The General Partner Will Have Conflicts of Interest in the Liquidation. If the Liquidation is approved, the General Partner will have conflicts of interest with respect to the Liquidation. Consummation of the Liquidation will eliminate any potential liability of the General Partner for liabilities of the Partnership that could arise in the continued operation of the Partnership. In addition, the General Partner and/or its affiliates will no longer be entitled to various fees received in its capacity as General Partner of the Partnership. A liquidation will result in payments to the General Partner of any accrued asset management fees and other fees to which the General Partner is entitled, to the extent that there are enough proceeds from the sale of Apartment Complexes to do so. As of December 31, 2015, the General Partner and its affiliates were owed a total of $15,678,600 in deferred or otherwise unpaid asset management fees. Pursuant to the Partnership Agreement, such liabilities will be deferred until the Partnership receives sale or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. While the General Partner has deferred payments of asset management fees in the past, it does not expect to continue to do so in the future. The Partnership Agreement provides that all of these amounts will be paid prior to any distributions made to the BAC Holders. The General Partner will be repaid in full prior to the BAC Holders receiving any liquidation proceeds, if the sale of the Apartment Complexes only generates sufficient distributions to pay the amounts owed to the General Partner and its affiliates. Also, the General Partner or its affiliates may have prior and ongoing business relationships with potential purchasers of the Apartment Complexes. See “—Interests of Certain Persons in the Liquidation” below for further explanation.

If the Liquidation is Approved, You Face Uncertainty as to the Amount of Suspended Passive Activity Losses That May Become Usable to Offset Other Gains. This Consent Solicitation Statement contains estimates of the amount of suspended passive activity losses that may be freed upon the Liquidation of the Partnership. These estimates rely on numerous assumptions, including assumptions that there will be no further gains that reduce the current amount of suspended passive activity losses, that all properties will be sold at the same time, that the Partnership’s passive activity losses have not been used by BAC Holders to offset any previous passive activity income/gain other than from the Partnership, that the distributions match those estimated in this Consent Solicitation

Statement and that BAC Holders acquired their BACs during the initial offering. In addition, operating losses flowing from each Operating Partnership to the Partnership, which may increase the amount of suspended activity losses, were estimated from January 1, 2015 through the assumed date of sale, which may not be the actual time that the Liquidation is completed. Because it is unlikely that each of these assumptions will be true in all cases, you may receive fewer or greater previously suspended passive activity losses per 500 BACs than is estimated in this Consent Solicitation Statement.

You may Incur Gains in the Liquidation in Excess of Any Distributions That Are Made to BAC Holders. You will recognize capital gains or ordinary income to the extent the amount of the liquidating distribution received exceeds the tax basis for your BACs. Any cash distributed in excess of the tax basis for your BACs will be treated as capital gain. If the Liquidation is approved, BAC Holders should be aware that they may have capital gains or ordinary income in excess of any distributions paid, which could result in their being taxed on the excess. BAC Holders may not have sufficient passive activity losses generated by the Partnership to offset these gains. See “—Material Federal Income Tax Consequences” below for further explanation.

If the Liquidation is Approved, You May not Receive any Liquidation Distributions, or You May Receive Lower Liquidating Distributions than Those Estimated in this Consent Solicitation Statement. We expect that there will not be sufficient proceeds to make any distributions to BAC Holders of Series 15, 16 or 18. The BAC Holders of Series 17 and 19 may receive lower liquidating distributions than are estimated in this Consent Solicitation Statement. In estimating the values of the Partnership’s properties, the General Partner used aggressive valuation metrics which may tend to overstate the amount of proceeds that may eventually be payable to the BAC Holders. Please read “—Estimate of Ranges of Values of Partnership Properties” below for a complete discussion on how these metrics are aggressive and may tend to produce higher estimated property values than may be attainable during the Liquidation. In addition, there is no guarantee that, if all of the Apartment Complexes are sold, there will be sufficient proceeds to make any distributions at all to the BAC Holders of Series 17 and Series 19.

If the Liquidation is Approved, BAC Holders of Series 17 and BAC Holders of Series 19 Face Uncertainty as to the Timing of the dissolution of the Partnership, the utilization of any passive activity losses and any Liquidating Distributions. We expect that there will not be sufficient proceeds to make any distributions to BAC Holders of Series 15, 16, or 18. If the Liquidation is approved, a number of factors will affect the amount and timing of any liquidating distributions in respect of Series 17 and Series 19 BACs, as well as the timing of the dissolution of the Partnership and the timing of availability of any unused passive activity losses, including the prices for which the Apartment Complexes are sold, the condition of the real estate market during the Liquidation, the costs of the Liquidation, ability to obtain local general partner and state regulatory agency approvals, the level of cooperation of the local general partner and other matters which may be beyond the control of the Partnership. Furthermore, since the inception of the Partnership and the acquisition of the Apartment Complexes, some states have passed laws governing the sale of affordable housing constructed with LIHTC or other government subsides. These new laws may affect the timing of any liquidating distributions. These restrictions may further delay the sale of Apartment Complexes, hence delaying liquidating distributions. The longer that the dissolution is delayed, the more expenses the Partnership will incur, which would reduce the amount of any liquidating distributions, and the longer it will be until BAC Holders can use unused passive activity losses for other purposes. There also can be no assurance that the Partnership’s assets can be sold within a reasonable period of time. As a result, we cannot guarantee the timing of the dissolution of the Partnership, liquidating distributions to BAC Holders of Series 17 and Series 19 or utilization of passive activity losses.

The General Partner or its Affiliates May Have Business Relationships with the Purchasers of the Apartment Complexes After the Apartment Complexes Are Sold. It is possible that affiliates of the General Partner will receive compensation from selling interests in the Apartment Complexes to other investors after the Apartment Complexes are sold. For example, the Apartment Complexes may be eligible for federal low-income housing tax credits if they are rehabilitated. Affiliates of the General Partner may negotiate a provision which allows them to sell or “syndicate” such Apartment Complexes without BAC Holders’ consent if the Liquidation is approved. Affiliates of the General Partner have extensive experience and interests in the sale and purchase of real property and there may be opportunities for affiliates of the Partnership or the General Partner to profit from the Apartment Complexes after they are sold. BAC Holders would not participate in any such potential profits.

Sales of Assets Pursuant to the Plan of Liquidation and Dissolution are not Subject to BAC Holder Approval. If the BAC Holders approve the Liquidation, the General Partner will commence marketing of all of the properties in which the Partnership holds interests. BAC Holders will have no right or opportunity to vote on the sale of each Apartment Complex and will have no right to approve or disapprove the terms of any individual sale. By consenting to the Liquidation, BAC Holders are granting us authority to sell all of the Partnership’s assets upon terms and conditions which we deem appropriate. See “—Plan of Liquidation and Dissolution” below. In the past, consistent with the terms of the Partnership Agreement, BAC Holder consent was not necessary to sell interests in a single Apartment Complex to date, and the General Partner has sold the Partnership’s interest in 181 of 242 Operating Partnerships. The proposal to sell all of the Partnership’s remaining assets in a series of dispositions, and to dissolve the Partnership, triggers the need for BAC Holder consent. The Partnership will automatically (without requiring any additional approval of the BAC Holders) be terminated and dissolved following the sale of the Partnership’s final property.

If the Liquidation is Approved, BAC Holders Will Continue to Hold Interests in the Partnership if the General Partner is Unable to Sell All of the Apartment Complexes. Even if the Liquidation is approved by the BAC Holders, the General Partner may not be able to sell all of the remaining Apartment Complexes, in which case the Partnership will not be liquidated and the Partnership will continue to hold interests in those Apartment Complexes that could not be sold. In this situation, BAC Holders would continue to receive a Schedule K-1 for their interest in the Partnership. In addition, any distributions available to the BAC Holders could be reduced or eliminated if the General Partner is not successful in selling all of the remaining Apartment Complexes.

There may be a Delay in Receiving Certain Benefits of any Sales. The Partnership Agreement authorizes us to utilize proceeds from the sales of Apartment Complexes to establish reserves for authorized Partnership purposes. We may reserve some of the remaining undistributed proceeds from the sale of Apartment Complexes for such purposes as reserves for unknown liabilities, audit costs, fees and tax return preparation.

There is a Lack of Independent Representation Regarding the Liquidation Recommendation. The Partnership has not retained an independent representative to act on behalf of the BAC Holders or the Partnership in designing the overall structure of the Liquidation. In addition, we do not intend to employ an independent agent to structure and negotiate the terms and conditions (including the consideration to be received) upon which the Partnership’s assets will be sold. The Partnership did not seek to obtain an opinion relating to the fairness to the BAC Holders of the proposed Liquidation. There is no assurance that we can obtain better results for the Partnership in the sale of Apartment Complexes than would otherwise be obtained by the general partners of the Operating Partnerships or a third-party broker.

The General Partner Receives the Benefit of Indemnification under the Partnership Agreement. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or any of the BAC Holders for any act or omission performed or omitted by any General Partner in good faith and in the best interests of the Partnership, provided that the conduct did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. Furthermore, the General Partner shall be indemnified for and against any loss, liability or damage, including expenses, incurred by it as a result of any act performed or omitted by it in good faith and in the Partnership’s best interests in connection with the business of the Partnership, provided that the act or omission did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. As a result of these provisions, BAC Holders may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations to the extent that there is strict liability, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

If a claim were made against the General Partner in connection with its actions on behalf of the Partnership with respect to the Liquidation, it would most likely seek to be indemnified by the Partnership with respect to such claim. As a result of these indemnification rights, a BAC Holder’s remedy with respect to claims against the General Partner relating to its involvement in the Liquidation could be more limited than the remedies that would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership’s assets by the amount paid.

The Liquidation would Lead to a Loss of Opportunity to Benefit from Future Events. If the Liquidation is approved, BAC Holders should be aware that there can be no assurance that the Liquidation will result in greater returns to BAC Holders than a continuation of the Partnership. After the Liquidation, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the Apartment Complexes. In addition, there can be no assurance that the Liquidation will result in greater returns to you than a merger of the Partnership with another entity, a refinancing of some or all of the Apartment Complexes or any other strategic alternative, whether or not considered by the General Partner.

Plan of Liquidation and Dissolution

The Liquidation is to be effected in accordance with the terms and conditions set forth in the proposed Plan of Liquidation and Dissolution and the Partnership Agreement. Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining assets as set forth in the Partnership Agreement and described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Pursuant to the Plan of Liquidation and Dissolution, prior to completing the Liquidation, the Partnership must file all tax returns with federal, state and local tax authorities, and must file all reports with the Securities and Exchange Commission and provide or make available such reports to BAC Holders in accordance with the Partnership Agreement. Pending the sale of the Apartment Complexes or Operating Partnership interests, the Operating Partnerships will continue to lease units in the Apartment Complexes and the Partnership will continue to operate.

We expect to complete the sale of the Apartment Complexes approximately three to five years after the date of the BAC Holders’ approval of the Liquidation. Liquidation, however, can be a complex process which may depend on a number of factors, and some of these factors are beyond our control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Liquidation. Furthermore, the General Partner may determine that the interests of the BAC Holders are better served by waiting to sell certain Apartment Complexes until after certain restrictions have been lifted, maximizing the value of the sales of such Apartment Complexes. Consequently, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any, may occur months after all of the Apartment Complexes of any given Series have been sold.

Interests of Certain Persons in the Liquidation

You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, would have interests in the Liquidation that may differ from those of the BAC Holders. Such interests include the following:

●

If distributions are made, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the BAC Holders. As of December 31, 2015, the General Partner had accrued unpaid asset management fees of $15,678,600. Broken down by Series, as of December 31, 2015, the General Partner is entitled to receive unpaid asset management fees in the aggregate amount of $3,461,065 from Series 15, $8,087,461 from Series 16, and $4,130,074 from Series 18. The General Partner is entitled to receive payment of these fees accrued from any distributions resulting from such a liquidation before distributions are made to the BAC Holders.

●

If the Liquidation is approved and consummated, the General Partner and/or its affiliates will no longer be entitled to its annual management and other fees currently received in its capacity as general partner of the Partnership.

●	The Liquidation of the Partnership will eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

●

The General Partner is entitled to receive 5% of the balance (after payment of debts, additions to working capital, repayment of loans, repayment of capital contributions and repayment of capital accounts) of any distributions resulting from a liquidation, sale or refinancing, subordinated to the achievement of Priority Return (as such term is defined in the Partnership Agreement). See Section 4.02(a) of the Partnership Agreement and below for more details.

●	The General Partner may have ongoing business relationships with potential purchasers of the Partnership’s assets.

Per Section 4.02(a) of the Partnership Agreement, all liquidation and sale proceeds shall be applied and distributed in the following amounts and order of priority:

●

First, to the payment of debts and liabilities of the Partnership, including incidental expenses and any expenses incident to any liquidation, sale or refinancing of an Apartment Complex or ILP Interest, but excluding debts and liabilities to the General Partner and its affiliates;

●	Second, to any additions to the working capital reserve and other reserves as the General Partner deems reasonably necessary for the payment of contingent, unmatured and unforeseen liabilities;

●	Third, to the repayment of unpaid loans made by the General Partner or its affiliates, including payment of any unpaid partnership management fees and accounting fee advances; and

●

Fourth, the balance, 95% to the BAC Holders and 5% to the General Partner, subordinated to a return of all the BAC Holders Capital Contribution and to the Priority Return (as such term is defined in the Partnership Agreement).

In the past, with respect to certain dispositions of the Partnership, the General Partner has deferred its priority in the third item above, resulting in the payment of cash distributions to the BAC Holders. Through December 31, 2015, the General Partner has deferred priority with respect to unpaid management fees in an aggregate amount of $15,678,600, leading to additional or premature distributions to the BAC Holders in the aggregate amount of $1,938,261, with $1,048,049 in additional or premature distributions to Series 15 BACs, no additional or premature distributions to Series 16 BACs, $890,212 in additional or premature distributions to Series 17 BACs, no additional or premature distributions to Series 18 and no additional or premature distributions to Series 19 BACs. This means that each 500 Series 15 BACs have received additional or premature distributions of approximately $135, each 500 Series 17 BACs have received additional or premature distributions of approximately $89. The General Partner does not anticipate that it will further defer its rights to such fees in the future so that it can be repaid the unpaid asset management fees owed to it by the Partnership.

If the Liquidation is approved by a majority in interest of the BACs entitled to vote, the General Partner will promptly execute the Plan of Liquidation and Dissolution and it will become effective. If the Liquidation is not approved by a majority in interest of the BACs entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership’s assets at one time will be made without consent of the BAC Holders, although individual Apartment Complexes would continue to be sold.

Liquidation Expenses

The Partnership will pay for the expenses of the solicitation and, if approved by BAC Holders, the Liquidation. Expenses are estimated to be as follows:

Solicitation / Communication Expenses

Legal Fees:	$ $ $ $ $	2,785 for Series 15 3,870 for Series 16 3,285 for Series 17 2,409 for Series 18 2,650 for Series 19
Soliciting Agent:	$ $ $ $ $	8,081 for Series 15 11,228 for Series 16 9,531 for Series 17 6,990 for Series 18 7,690 for Series 19
Printers:	$ $ $ $ $	1,815 for Series 15 2,522 for Series 16 2,141 for Series 17 1,570 for Series 18 1,727 for Series 19

Postage:	$ $ $ $ $	2,884 for Series 15 4,007 for Series 16 3,401 for Series 17 2,495 for Series 18 2,744 for Series 19
Total Solicitation/Communication Expenses:		$83,826

For purposes of the Liquidation, the term “Solicitation/Communication Expenses” includes expenses such as the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Liquidation, telephone calls, legal fees, appraisal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks, if any, in forwarding the Consent Solicitation Statement to BAC Holders. The Partnership will pay these expenses whether or not the Liquidation is approved or consummated. These Solicitation/Communication Expenses may be higher than estimated if there are additional soliciting materials or this Consent Solicitation Statement is amended. Under the Partnership Agreement, this type of charge must be apportioned among Series on the advice of accountants. These expenses will be divided among the Series based upon the number of BAC Holders in each Series. The General Partner anticipates that approximately $15,565 of Solicitation/Communication Expenses will be spent on Series 15, $21,627 of Solicitation/Communication Expenses will be spent on Series 16, $18,358 of Solicitation/Communication Expenses will be spent on Series 17, $13,465 of Solicitation/Communication Expenses will be spent on Series 18, and $14,812 of Solicitation/Communication Expenses will be spent on Series 19.

Liquidation Expenses

Upper-tier liquidation expenses:	$ $ $ $ $	25,000 for Series 15 25,000 for Series 16 25,000 for Series 17 25,000 for Series 18 25,000 for Series 19
Lower-tier liquidation expenses:	$ $ $ $ $	78,000 for Series 15 108,000 for Series 16 61,000 for Series 17 84,000 for Series 18 38,000 for Series 19
Total Liquidation Expenses:		$494,000
Total Solicitation Communication Expenses and Liquidation Expenses:		$577,826

For purposes of the Liquidation, the term “Liquidation Expenses” means the filing fees, legal and accounting fees not included under Solicitation/Communication Expenses, travel expenses and all other fees related to the Liquidation, but not including Solicitation/Communication Expenses or costs that would have otherwise been incurred by the Partnership in the ordinary course of business. Upper-tier liquidation expenses include audit expenses, tax filing expenses and other expenses upon dissolution of the Partnership. Lower-tier liquidation expenses include the legal fees and other costs associated with the sale of each Apartment Complex or Operating Partnership interest. The General Partner has estimated that lower-tier liquidation expenses will be approximately $5,000 per Operating Partnership interest held by the Series. The General Partner anticipates that approximately $103,000 of Liquidation Expenses will be spent on Series 15, $133,000 of Liquidation Expenses will be spent on Series 16, $86,000 of Liquidation Expenses will be spent on Series 17, $109,000 of Liquidation Expenses will be spent on Series 18, and $63,000 of Liquidation Expenses will be spent on Series 19.

Estimate of Ranges of Values of Partnership Properties

While the Liquidation may only be approved by a majority in interest of the holders of all BACs, distributions from the Liquidation will be made on a per Series basis in the same manner as past distributions of proceeds from the Partnership. Under the Partnership Agreement, each Series of BACs must economically be treated as its own partnership, while the Liquidation of the Partnership must be approved by a majority of the holders of all BACs voting together as a single series. Any estimated distributions upon Liquidation must be calculated on a per Series basis, and in considering whether or not to vote for the Liquidation, BAC Holders should look only to the estimated Liquidation values of properties in the Series for which they hold BACs.

Due to the fact that the Apartment Complexes each consist of low- to moderate-income housing subject to the rules and regulations of state housing authorities and restrictions under the Code, the methods of valuation for the Partnership’s limited partner interests in the Operating Partnerships (the “Investor Limited Partner Interest,” or “ILP Interest”) may differ from traditional valuations in the sales of housing. See “—Restrictions” below for more details. Furthermore, the valuation methods may differ for each of the Apartment Complexes, as each may be subject to different restrictions and different market conditions.

The General Partner has not consulted with any independent appraiser in estimating the ranges of values of the Partnership’s properties, nor has it consulted with any independent accountants or tax advisors in determining estimates of distributions, tax liability or suspended passive losses. However, the General Partner consulted with the Tax Credit Group of Marcus & Millichap (“TCG”) (n/k/a CBRE Affordable Housing), an independent third party real estate brokerage firm, in estimating the range of values of the conventionally financed properties. Based upon the General Partner’s and its affiliates’ experience and familiarity with the markets for conventionally financed multifamily housing and government assisted low- to moderate-income housing and the opinions of value from TCG, the General Partner is of the view that its estimates for the values for the properties reflect a reasonable range of expected sale prices should the Apartment Complexes or ILP Interests be marketed. However, actual results may differ significantly from the analysis presented in this Consent Solicitation Statement since (i) the method of valuation used by an actual purchaser may differ from these methods of valuation; (ii) market or property conditions may change; and (iii) the valuation assumptions used by the General Partner are aggressive and may tend to overstate sale prices.

In addition to any cash distributions made to the BAC Holders upon Liquidation, the Liquidation is expected to allow any suspended passive activity losses to be used by the BAC Holders to offset other income of the BAC Holders. BAC Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Method of Valuation

While the General Partner anticipates that each disposition of ILP Interests will be different, in its experience, most sales of properties financed in a manner similar to the Apartment Complexes will consist of either a sale of the Apartment Complex or the ILP Interest to an unrelated third party or a transfer of the ILP Interest to the existing general partner of the Operating Partnership (the “Operating General Partner”).

The estimated values listed below may differ from the actual liquidating distributions, and the method of valuation used in this Consent Solicitation Statement may differ from the method of valuation used in the actual sale of an Apartment Complex or ILP Interest. When properties are sold to unrelated third-party purchasers, the value of those properties will be substantiated through a competitive bidding process, an independent third party appraisal of property value or a combination of both. In most cases when a competitive bidding process is used to substantiate the value of a property, an independent and qualified real estate broker will market the property and manage the bidding process. The General Partner will review all of the bids submitted to any such broker for the property. At this time, the General Partner has not consulted with any real estate brokers or other real estate professionals concerning potential purchasers of the Apartment Complexes except where sales of Apartment Complexes are already in progress, as noted in the breakdown of estimated values by Series set forth below.

When the General Partner intends to transfer the Partnership’s ILP Interest in an Operating Partnership to an existing Operating General Partner, the General Partner will then substantiate the value of the property through:

●	an independent third party appraisal of property value;

●	a market report of value prepared by an independent and qualified real estate broker; or

●	an internal analysis of the value of the property.

Income Capitalization Analysis. For purposes of this Consent Solicitation Statement, to obtain an estimated value of each of the Apartment Complexes, the General Partner employed two internal analyses to value each property. As noted above, this may or may not be the method by which the property’s value is substantiated at the time of sale. The first analysis (the “Income Capitalization Analysis”) we believe to be similar to the income approach employed by appraisers and involves capitalizing the stream of net rental income generated by the Apartment Complex. Under the Income Capitalization Analysis, property value is determined by dividing net operating income by a capitalization rate.

Net operating income (“NOI”) is defined as gross operating income minus operating expenses and annual replacement reserve deposits. Operating expenses do not include mortgage debt service, book depreciation and capital deductions. The General Partner has analyzed the current and historical operations for each of the Operating Partnerships and projected the anticipated net operating income for 2015. NOI was projected by relying upon an audit performed for each property as of the calendar year ended December 31, 2014, applying a 2% annualized growth rate to derive the projected 2015 NOI. Operating expenses are the actual operating expenses reported by the properties on the audit for the calendar year ended December 31, 2014 and projecting a 3% annual increase in the operating expenses to derive the 2015 operating expenses.

The second variable in determining the value of an Apartment Complex in the Income Capitalization Analysis is the capitalization rate. Because the capitalization rate is the denominator in the Income Capitalization Analysis, lower capitalization rates result in higher property values. For purposes of this analysis, the General Partner employed capitalization rates ranging from 5% to 11.5% for conventionally financed properties to reflect the state of the market for apartments in the area in which the Apartment Complex is located and 9% for Rural Development (“RD”) financed or rural properties.

Conventionally Financed Properties. In addition to relying upon historic audited income and expense information reported to the General Partner, the General Partner also reviewed valuation reports prepared by TCG. These valuations provide current information regarding market conditions and allow the General Partner to determinate an appropriate capitalization rate.

RD Financed Properties. Capitalization rates for RD financed properties are more difficult to determine because the market for these properties is extremely limited. RD is a division of the U.S. Department of Agriculture that administers rural business, cooperative, housing, utilities and community development programs. As described in further detail in “—Restrictions” below, RD properties are financed with subsidized mortgages with principal amortizing at 1% per annum over a 50-year period. Thus, at the expiration of the 15-year LIHTC Compliance Period, there has been no significant amortization of the principal amount of the RD mortgages covering the RD financed properties. In addition, RD properties were developed in rural areas throughout the country, which in many cases have experienced limited or no economic expansion. As a result, many of the properties have not appreciated in value over the course of the 15-year LIHTC Compliance Period. Finally, RD properties tend to be smaller developments, with the average size being 24 units. The combination of minimal debt amortization, minimal market appreciation and small size act as a strict constraint on the value of RD properties. Because most RD properties have limited or no residual value, the pool of potential purchasers is limited; hence, RD properties are relatively illiquid assets.

The extremely limited market for RD financed properties is further limited by the fact that cash flow distributions to property owners often are not allowed by RD. Even when RD does allow cash flow distributions, they are limited by RD regulations to approximately 0.4% of the initial development costs annually, exclusive of LIHTC equity. Because of the limited market, lack of liquidity and restricted cash flow distributions, there is a substantial risk that the investment in an RD financed property could not be recovered through cash flow or future appreciation in the underlying property value. This risk could be deemed to increase the capitalization rate for RD financed properties to a level substantially higher than 9%. In determining the RD capitalization rate, the General Partner assumed that there was an active market for RD properties and that cash flow distributions, if any, are not limited by RD regulation. Under these assumptions, the difference between the conventional and RD capitalization rates would be attributed to the smaller size of RD properties and their rural locations. The General Partner believes that the size and rural location of RD properties, together with a lack of liquidity and restricted cash flow distributions, results in actual capitalization rates that are higher than 9%, but in the absence of a regular market for RD properties, the General Partner chose a more aggressive capitalization rate, which in turn may overstate the values of RD financed properties.

Management Fee Analysis. It is expected that many of the Apartment Complexes, if sold, will not generate sufficient sale proceeds to retire outstanding Operating Partnership indebtedness. In these situations, a sale of the ILP Interest, often to an affiliate of the Operating General Partner, could be more advantageous than the sale of the property. In such circumstances, the General Partner has assumed for purposes of estimating liquidation proceeds that the Partnership’s interest in these Operating Partnerships would be transferred to the Operating General Partner for a multiple of the annual property management fee generated by the Partnership. Based on the General Partner’s experience, it is typical for property management companies to pay in the range of 1 to 2.5 times the annual management fee to obtain a long term property management contract. In addition, conventionally financed properties may be able to sell their interest to an affiliate of the Operating General Partner or an unrelated third party for an amount equal to the discounted annual cash distributions that the Investor Limited Partner receives from the Operating Partnership. For purposes of the valuation analysis and in cases where the General Partner’s analysis determined that the liabilities were greater than the assets, the General Partner assumed a sale value of 2.5 times the annual management fee for the ILP Interest in an Operating Partnership. The General Partner believes that assuming 2.5 times the management fee is on the high end of the range of purchase prices for purchase based on property management fees and may tend to overstate the value of the Apartment Complexes under the Management Fee Analysis.

Liabilities. The Operating Partnerships have certain liabilities that must be satisfied from the sales proceeds before any distributions would be available to the Partnership. These may consist of the mortgage balances on the properties, loans to the Operating General Partners and other affiliates and payments on other indebtedness. Furthermore, because the Partnership owns an Investor Limited Partner Interest with less than 100% of the economic interest of the Operating Partnerships, the distributable proceeds of the sale of the Apartment Complexes would be divided among the Partnership, the Operating General Partners and other limited partners, if any, of the Operating Partnerships.

Restrictions

Except as otherwise noted below, none of the Apartment Complexes remain subject to the 15-year LIHTC Compliance Period imposed by Section 42 of the Code; however, other income and/or rent restrictions may continue to limit the use of the properties beyond the 15-year LIHTC Compliance Period. Because the Operating Partnerships are controlled by Operating General Partners that are unaffiliated with the Partnership, there may be more restrictions on the individual Apartment Complexes than the General Partner is aware of, and there may be certain local and state level restrictions on certain Apartment Complexes that are not described below or elsewhere in this Consent Solicitation Statement. Some examples of additional restrictions are as follows:

Extended Use Restrictions. Pursuant to Section 42 of the Code, all properties that received LIHTC allocations in 1990 or any subsequent year are subject to affordable housing use restrictions for a minimum period of 30 years, or an additional 15 years beyond the expiration of the 15-year LIHTC Compliance Period. These restrictions are set forth in an agreement between the Operating Partnership and the pertinent state housing agency which is responsible for allocating LIHTC within the state. The terms of the extended restrictions vary by property.

The extended use provisions set forth in Section 42 provide that an owner may request that the state housing agency find a qualified buyer to purchase the property at a qualified contract price derived through a specific formula (a “Qualified Buyer”). Typically, such a request may be made any time after the expiration of the 14th year of the 15-year LIHTC Compliance Period. The state housing agency has a period of one year after receipt of an application to find a Qualified Buyer. If no Qualified Buyer is found after the expiration of this one-year period, the extended use restrictions terminate. However, the property remains subject to certain restrictions designed to protect existing tenants for an additional three-year period. Section 42 specifically allows state housing agencies to require extended use restrictions beyond the minimum 30 year period required by Section 42. Section 42 also allows state housing agencies to remove or otherwise restrict the ability of an owner to make an application for a Qualified Buyer. Some states extend the extended use period beyond 30 years, and most states provide incentives to remove the owner’s ability to request a Qualified Buyer, or make it difficult to receive further LIHTC allocations without waiving the right to seek a Qualified Buyer.

Prepayment Restrictions. Certain subsidized or government loans may include income and/or rent restrictions. Typically, such loans will prohibit prepayment for a certain period of time, and in some cases this period extends beyond the 15-year LIHTC Compliance Period. Examples of such loans are Florida’s so-called SAIL Loans and loans made by RD. SAIL Loans must be repaid after 15 years, but by the terms of the loans, the income and rent restrictions imposed by the loan continue for 30 years even after the loan is repaid. RD Loans carry a 1% interest rate and amortize over 50 years. RD Loans made prior to December 1989 could be prepaid after 20 years. RD Loans made after December 1989 cannot be prepaid before the end of the 50-year term. In addition, even when prepayment is allowed, conventionally financed mortgages may have prepayment penalties or yield maintenance fees. These penalties would often be too great for a purchaser other than the Operating General Partner to incur enough debt in order to purchase such an Apartment Complex.

Local Municipality Agreements and Grants. Local municipality agreements may include real estate tax relief or a grant of funds. Most of these agreements and grants require some income and/or rent restrictions, and in some cases these restrictions extend beyond the 15-year LIHTC Compliance Period. The terms of these restrictions which are in place and known to the General Partner with respect to specific Apartment Complexes are discussed in further detail in the estimated calculations of property values for the individual Series below.

Series 15

Fourteen Apartment Complexes remain in Series 15. University Meadows L.D.H.A. LP is the sole conventionally financed property. The remainder are RD financed properties that continue to be subject to certain restrictions. As discussed above, RD financed properties generally carry greater restrictions than conventionally financed properties; mostly are located in rural areas of the country; and may result in lower proceeds upon sale. In addition, each of the properties in Series 15 may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Using the approaches described above, the General Partner does not believe that the BAC Holders of Series 15 will receive any further proceeds upon Liquidation, as neither the lower range estimates nor the higher range estimates presented below would produce sufficient proceeds to cover already outstanding liabilities of the Series. These liabilities include mortgages, liabilities to the Operating General Partners, loans from the General Partner to the Partnership and management fees of the General Partner for which the General Partner has deferred its priority in the past. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Series 15 BAC Holders would receive an estimated tax benefit of approximately $28 per 500 BACs, and that the Liquidation would free up approximately $5,109 per 500 BACs in previously suspended passive losses that could be used to offset these gains; and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for Series 15 is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Arkansas City Properties, L.P.	$143,990	$734,648	$0	$0
Barton Village LP	$116,093	$463,402	$0	$0
Beckwood Manor Eight LP	$142,228	$1,153,374	$0	$0
Bergen Meadows LP	$469,732	$885,075	$0	$0

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Calexico Senior Apartments	$345,051	$1,760,350	$0	$0
Chestnut Hill Estates LP	$184,781	$664,486	$0	$0
Greenwood Village LP	$105,636	$620,517	$0	$0
Healdton Properties, A LP	$158,189	$624,979	$0	$0
Livingston Plaza, Limited	$295,584	$614,754	$0	$0
Marshall Lane LP	$119,788	$512,357	$0	$0
Rio Mimbres II LP	$486,936	$705,236	$0	$0
Sunset Square LP	$79,664	$674,312	$0	$0
University Meadows L.D.H.A.	$1,900,000	$2,382,523	$0	$0
Whitewater Village LP	$278,981	$493,919	$0	$0

(1)

Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Series would only receive the remaining proceeds from the sale in proportion with the Series’ ILP Interest. This number represents the estimated net value to the Series, as owner of the ILP Interest, under the Income Capitalization Analysis and as distributed in accordance with the Operating Partnership Agreement.

Estimated Proceeds based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Arkansas City Properties, L.P.	$33,000
Barton Village LP	$24,000
Beckwood Manor Eight LP	$22,000
Bergen Meadows LP	$37,000
Calexico Senior Apartments	$66,000
Chestnut Hill Estates LP	$29,000
Greenwood Village LP	$30,000
Healdton Properties, A LP	$38,000
Livingston Plaza, Limited	$0	(2)
Marshall Lane LP	$24,000
Rio Mimbres II LP	$33,000
Sunset Square LP	$33,000

Operating Partnership	2.5 Times Property Management Fee (1)
University Meadows L.D.H.A.	$66,000
Whitewater Village LP	$24,000

(1)	This number represents the estimated net value to the Series, as owner of the ILP Interest, assuming sale proceeds equal to 2.5 times the 2014 property management fees for the Apartment Complex.

(2)	No management fees charged for 2014.

Total Estimated Proceeds and Passive Losses

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Arkansas City Properties, L.P.	$0	$33,000
Barton Village LP	$0	$24,000
Beckwood Manor Eight LP	$0	$22,000
Bergen Meadows LP	$0	$37,000
Calexico Senior Apartments	$0	$66,000
Chestnut Hill Estates LP	$0	$29,000
Greenwood Village LP	$0	$30,000
Healdton Properties, A LP	$0	$38,000
Livingston Plaza, Limited	$0	$0
Marshall Lane LP	$0	$24,000
Rio Mimbres II LP	$0	$33,000
Sunset Square LP	$0	$33,000
University Meadows L.D.H.A.	$0	$66,000
Whitewater Village LP	$0	$24,000
Cash and Cash Equivalents (2)	$630,738	$630,738
TOTAL	$630,738	$1,089,738
Current Payables to Affiliates and Accounts Payable (2)	$3,470,311	$3,470,311
Estimated Liquidation Expenses	$103,000	$103,000
Estimated Solicitation/ Communication Expenses	$15,565	$15,565
Estimated Liquidation Proceeds Before Taxes	$0	$0
Estimated Distribution per 500 BACs Before Taxes	$0	$0
Estimated Capital Gain (Loss) on Sales & Liquidation per 500 BACs (3) (4)	$(185)	$(185)

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Estimated Tax (Cost) at 25%/Benefit at 15% (3) (4)	$28	$28
Estimated Suspended Passive Activity Losses per 500 BACs (5)	$5,109	$5,109
Estimated Tax Benefit From Estimated Suspended Passive Activity Losses at 28% per 500 BACs	$1,431	$1,431
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 500 BACs (3) (4) (5)	$1,459	$1,459

(1)	Rounded to the nearest thousand unless otherwise noted.

(2)	As of December 31, 2015, unaudited.

(3)

This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation, that all properties will be sold on December 31, 2016 and that BAC Holders acquired their BACs during the original offering.

(4)

This estimate assumes that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, and that BAC Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. This estimate further assumes that, to the extent a BAC Holder is recognizing a net capital loss as a result of the liquidation, that capital loss would be taxed at 15%. Assuming that BAC Holders have held such BAC since the initial offering of the Series by the Partnership, that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership, that all properties are sold on December 31, 2016 and no properties are sold between the date of this Consent Solicitation Statement and December 31, 2016, the General Partner estimates that BAC Holders of Series 15 would have previously suspended passive activity losses of $5,109 per 500 BACs to offset these capital gains. BAC Holders are urged to consult with their tax advisors to determine the amount of distributions such BAC Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such BAC Holder would become eligible to use other than to offset passive activity gains upon Liquidation.

(5)

Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership and the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the Liquidation and any excess losses can be used to offset other ordinary income or gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from the Liquidation.

Series 16

Twenty Apartment Complexes remain in Series 16. One property – Mid City Associates LP is financed conventionally. The remainder are RD financed properties that continue to be subject to certain restrictions. As discussed above, RD financed properties generally carry greater restrictions than conventionally financed properties; mostly are located in rural areas of the country; and may result in lower proceeds upon sale. In addition, each of the properties in Series 16 may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Using the approaches described above, the General Partner does not believe that the BAC Holders of Series 16 will receive any further proceeds upon Liquidation, as neither the lower range estimates nor the higher range estimates presented below would produce sufficient proceeds to cover already outstanding liabilities of the Series. These liabilities include mortgages, liabilities to the Operating General Partners, loans from the General Partner to the Partnership and management fees of the General Partner for which the General Partner has deferred its priority in the past. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Series 16 BAC Holders would owe approximately $60 in taxes per 500 BACs, and that the Liquidation would free up approximately $5,448 per 500 BACs in previously suspended passive losses that could be used to offset these gains; and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for Series 16 is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Anson LP	$166,656	$1,140,232	$0	$0
Bernice Villa Partnership	$610,873	$706,517	$0	$0
Blowing Rock LP	$340,719	$504,290	$0	$0
Canterfield Manor of Denmark	$69,331	$711,646	$0	$0
Cumberland Woods Assoc.	$93,619	$1,347,596	$0	$0
Fairmeadow Apts. LP	$450,396	$1,589,486	$0	$0
Falcon Ridge, LP	$213,955	$935,009	$0	$0
Greenfield Properties, LP	$195,713	$470,872	$0	$0
Holly Tree Manor of Holly Hill	$127,554	$820,667	$0	$0
Idabel Properties	$78,482	$1,226,663	$0	$0
Mendota Village Apts.	$939,054	$1,806,337	$0	$0
Mid City Assoc. LP	$2,888,157	$5,555,540	$0	$0
Newport Manor, LP	$502,111	$841,680	$0	$0

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
St. Joseph Square Partnership	$385,283	$868,489	$0	$0
Stony Ground Villas, LP	$585,895	$1,302,630	$0	$0
Tuolumne City Investment Group II	$349,640	$1,445,371	$0	$0
Vista Linda Apts. LP	$855,312	$2,570,595	$0	$0
Westend Manor of Union	$389,675	$909,633	$0	$0
Westville Properties II	$86,108	$584,332	$0	$0
Woodlands Apts., LP	$414,363	$863,160	$0	$0

(1)

Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Series would only receive the remaining proceeds from the sale in proportion with the Series’ ILP Interest. This number represents the estimated net value to the Series, as owner of the ILP Interest, under the Income Capitalization Analysis and as distributed in accordance with the Operating Partnership Agreement.

Estimated Proceeds based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Anson LP	$40,000
Bernice Villa Partnership	$48,000
Blowing Rock LP	$21,000
Canterfield Manor of Denmark	$32,000
Cumberland Woods Assoc.	$53,000
Fairmeadow Apts. LP	$29,000
Falcon Ridge LP	$39,000
Greenfield Properties, LP	$17,000
Holly Tree Manor of Holly Hill	$38,000
Idabel Properties	$86,000
Mendota Village Apts,	$77,000
Mid City Assoc. LP	$101,000
Newport Manor LP	$39,000
St. Joseph Square Partnership	$51,000

Operating Partnership	2.5 Times Property Management Fee (1)
Stony Ground Villas, LP	$35,000
Tuolumne City Investment Group II	$52,000
Vista Linda Apts. LP	$69,000
Westend Manor of Union LP	$45,000
Westville Properties II	$37,000
Woodlands Apts., LP	$27,000

(1)	This number represents the estimated net value to the Series, as owner of the ILP Interest, assuming sale proceeds equal to 2.5 times the 2014 property management fees for the Apartment Complex.

Total Estimated Proceeds and Passive Losses

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Anson LP	$0	$40,000
Bernice Villa Partnership	$0	$48,000
Blowing Rock LP	$0	$21,000
Canterfield Manor of Denmark	$0	$32,000
Cumberland Woods Assoc.	$0	$53,000
Fairmeadow Apts. LP	$0	$29,000
Falcon Ridge, LP	$0	$39,000
Greenfield Properties, LP	$0	$17,000
Holly Tree Manor of Holly Hill	$0	$38,000
Idabel Properties, A LP	$0	$86,000
Mendota Village Apts.	$0	$77,000
Mid City Assoc. LP	$0	$101,000
Newport Manor, LP	$0	$39,000
St. Joseph Square Partnership	$0	$51,000
Stony Ground Villas, LP	$0	$35,000
Tuolumne City Investment Group II	$0	$52,000
Vista Linda Apts. LP	$0	$69,000
Westend Manor of Union LP	$0	$45,000
Westville Properties II, A LP	$0	$37,000
Woodlands Apts., LP	$0	$27,000

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Cash and Cash Equivalents (2)	$392,228	$392,228
TOTAL	$392,228	$1,328,228
Current Payables to Affiliates and Accounts Payable (2)	$8,141,957	$8,141,957
Estimated Liquidation Expenses	$133,000	$133,000
Estimated Solicitation/ Communication Expenses	$21,627	$21,627
Estimated Liquidation Proceeds Before Taxes	$0	$0
Estimated Distribution per 500 BACs Before Taxes	$0	$0
Estimated Capital Gain (Loss) on Sales & Liquidation per 500 BACs (3) (4)	$239	$239
Estimated Tax (Cost) at 25%/Benefit at 15% (3) (4)	$(60)	$(60)
Estimated Suspended Passive Activity Losses per 500 BACs (5)	$5,448	$5,448
Estimated Tax Benefit From Estimated Suspended Passive Activity Losses at 28% per 500 BACs	$1,525	$1,525
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 500 BACs (3) (4) (5)	$1,465	$1,465

(1)	Rounded to the nearest thousand unless otherwise noted.

(2)	As of December 31, 2015, unaudited.

(3)

This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation, that all properties will be sold on December 31, 2016 and that BAC Holders acquired their BACs during the original offering.

(4)

This estimate assumes that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, and that BAC Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. This estimate further assumes that, to the extent a BAC Holder is recognizing a net capital loss as a results of the liquidation, that capital loss would be taxed at 15%. Assuming that BAC Holders have held such BAC since the initial offering of the Series by the Partnership, that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership, that all properties are sold on December 31, 2016 and no properties are sold between the date of this Consent Solicitation Statement and December 31, 2016, the General Partner estimates that BAC Holders of Series 16 would have previously suspended passive activity losses of $5,448 per 500 BACs to offset these capital gains. BAC Holders are urged to consult with their tax advisors to determine the amount of distributions such BAC Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such BAC Holder would become eligible to use other than to offset passive activity gains upon Liquidation.

(5)

Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership and the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the Liquidation and any excess losses can be used to offset other ordinary income or gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from the Liquidation.

Series 17

Nine Apartment Complexes remain in Series 17. Two of these properties – Brewer Street Apts., LP and Hackley-Barclay LP, are financed conventionally. The remainder are RD financed properties that continue to be subject to certain restrictions. As discussed above, RD financed properties generally carry greater restrictions than conventionally financed properties; mostly are located in rural areas of the country; and may result in lower proceeds upon sale. In addition, each of the properties in Series 17 may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Using the approaches described above, the General Partner does not believe that the BAC Holders of Series 17 will receive up to $588 per 500 BACs in the Liquidation, although it is also possible that the BAC Holders of Series 17 will not receive any further distributions. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Series 17 BAC Holders would receive an estimated tax benefit between $12 and $23 per 500 BACs, and that the Liquidation would free up approximately $4,366 per 500 BACs in previously suspended passive losses that could be used to offset these gains; and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for Series 17 is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Brewer Street Apts., LP	$2,000,000	$1,878,372	$121,628	$121,628
Cairo Housing Company I	$325,663	$972,494	$0	$0
Glenridge Housing Assoc.	$412,615	$1,889,340	$0	$0
Hackley-Barclay LP	$1,800,000	$1,429,035	$426,520	$410,965
Oakwood Manor of Bennetts	$214,674	$808,549	$0	$0
Pinehurst LP	$560,718	$730,656	$0	$0
Voorheesville Housing Co. I	$398,350	$989,409	$0	$0
Waynesburg House LP	$382,283	$1,514,078	$0	$0

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
White Castle Senior Citizen	$503,965	$742,330	$0	$0

(1)

Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Partnership would only receive the remaining proceeds from the sale in proportion with the Series’ ILP Interest. This number represents the estimated net value to the Series as the owner of the ILP Interest under the Income Capitalization Analysis and as distributed in accordance with the Operating Partnership Agreement.

Estimated Proceeds based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Brewer Street Apts., LP	$78,000
Cairo Housing Company I	$38,000
Glenridge Housing Assoc.	$78,000
Hackley-Barclay LP	$97,000
Oakwood Manor of Bennetts	$38,000
Pinehurst LP	$30,000
Voorheesville Housing Co. I	$36,000
Waynesburg House LP	$48,000
White Castle Senior Citizen	$40,000

(1)	This number represents the estimated net value to the Series, as owner of the ILP Interest, assuming sale proceeds equal to 2.5 times the 2014 property management fees for the Apartment Complex.

Total Estimated Proceeds and Passive Losses

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Brewer Street Apts., LP	$0	$122,000
Cairo Housing Company I	$0	$38,000
Glenridge Housing Assoc.	$0	$78,000
Hackley-Barclay LP	$97,000	$411,000

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Oakwood Manor of Bennetts	$0	$38,000
Pinehurst LP	$0	$30,000
Voorheesville Housing Company I	$0	$36,000
Waynesburg House LP (2)	$31,000	$31,000
White Castle Senior Citizen	$0	$40,000
Cash and Cash Equivalents (3)	$5,145,366	$5,145,366
TOTAL	$5,273,366	$5,969,366
Current Payables to Affiliates and Accounts Payable (3)	$17,893	$17,893
Estimated Liquidation Expenses	$86,000	$86,000
Estimated Solicitation/ Communication Expenses	$18,358	$18,358
Estimated Liquidation Proceeds Before Taxes	$5,151,115	$5,847,115
Estimated Distribution Before Taxes per 500 BACs	$518	$588
Estimated Capital Gain (Loss) on Sales & Liquidation per 500 BACs (4) (5)	$(153)	$(83)
Estimated Tax (Cost) at 25%/ Benefit at 15% (4) (5)	$23	$12
Estimated Suspended Passive Activity Losses per 500 BACs (6)	$4,366	$4,366
Estimated Tax Benefit From Estimated Suspended Passive Activity Losses at 28% per 500 BACs	$1,223	$1,223
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 500 BACs (4) (5) (6)	$1,764	$1,823

(1)	Rounded to the nearest thousand unless otherwise noted.

(2)

Waynesburg House LP has agreed to a transfer of Partnership Interests with a related party purchaser. The projected balance of $31,000 reflects the amount of such transfer payable to the Series upon settlement of the transfer, which is scheduled to take place on or before December 31, 2016.

(3)	As of December 31, 2015, unaudited.

(4)

This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation, that all properties will be sold on December 31, 2016 and that BAC Holders acquired their BACs during the original offering period.

(5)

This estimate assumes that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, and that BAC Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. This estimate further assumes that, to the extent a BAC Holder is recognizing a net capital loss as a result of the liquidation, that capital loss would be taxed at 15%. Assuming that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership, that all properties are sold on December 31, 2016 and no properties are sold between the date of this Consent Solicitation Statement and December 31, 2016, the General Partner estimates that BAC Holders of Series 17 would have previously suspended passive activity losses of $4,366 per 500 BACs to offset these capital gains. BAC Holders are urged to consult with their tax advisors to determine the amount of distributions such BAC Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such BAC Holder would become eligible to use other than to offset passive activity gains upon Liquidation.

(6)

Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership and the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the Liquidation and any excess losses can be used to offset other ordinary income or gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from the Liquidation.

Series 18

Twelve Apartment Complexes remain in Series 18. Six of these properties – Chelsea Square Development, Leesville Elderly Apartments, Lockport Elderly Apartments, Natchitoches Elderly Apartments, Virginia Avenue Affordable Housing LP and Vivian Elderly Apartments – are financed conventionally. The remainder are RD financed properties that continue to be subject to certain restrictions. As discussed above, RD financed properties generally carry greater restrictions than conventionally financed properties; mostly are located in rural areas of the country; and may result in lower proceeds upon sale. In addition, each of the properties in Series 18 may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Using the approaches described above, the General Partner does not believe that the BAC Holders of Series 18 will receive any further proceeds upon Liquidation, as neither the lower range estimates nor the higher range estimates presented below would produce sufficient proceeds to cover already outstanding liabilities of the Series. These liabilities include mortgages, liabilities to the Operating General Partners, loans from the General Partner to the Partnership and management fees of the General Partner for which the General Partner has deferred its priority in the past. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Series 18 BAC Holders would receive an estimated tax benefit of approximately $11 per 500 BACs, and that the Liquidation would free up approximately $4,932 per 500 BACs in previously suspended passive losses that could be used to offset these gains; and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for Series 18 is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Chelsea Square Development	$875,000	$495,417	$379,583	$379,583
Humboldt I, LP	$114,533	$661,138	$0	$0
Leesville Elderly Apts.	$1,025,000	$2,063,570	$0	$0
Lockport Elderly Apts.	$1,025,000	$1,123,176	$0	$0
Marengo Park Apts., LP	$417,149	$698,283	$0	$0
Natchitoches Elderly Apts.	$375,000	$1,658,102	$0	$0
Newton I, LP	$511,520	$743,735	$0	$0
Oskaloosa I, LP	$120,589	$443,382	$0	$0
Peach Tree LP	$540,900	$1,413,492	$0	$0
Ripley Housing, LP	$362,305	$427,988	$0	$0
Virginia Avenue Affordable Housing	$2,350,000	$772,990	$1,577,010	$1,328,888
Vivian Elderly Apts.	$650,000	$1,657,849	$0	$0

(1)

Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Partnership would only receive the remaining proceeds from the sale in proportion with the Series’ ILP Interest. This number represents the estimated net value to the Series as the owner of the ILP Interest under the Income Capitalization Analysis and as distributed in accordance with the Operating Partnership Agreement.

Estimated Proceeds based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Chelsea Square Development	$18,000
Humboldt I, LP	$24,000
Leesville Elderly Apts.	$89,000
Lockport Elderly Apts.	$66,000
Marengo Park Apts., LP	$30,000
Natchitoches Elderly Apts.	$64,000
Newton I, LP	$29,000

Operating Partnership	2.5 Times Property Management Fee (1)
Oskaloosa I, LP	$21,000
Peach Tree LP	$51,000
Ripley Housing, LP	$31,000
Virginia Avenue Affordable Housing	$69,000
Vivian Elderly Apts.	$64,000

(1)	This number represents the estimated net value to the Series, as owner of the ILP Interest, assuming sale proceeds equal to 2.5 times the 2014 property management fees for the Apartment Complex.

Total Estimated Proceeds and Passive Losses

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Chelsea Square Development	$18,000	$452,000
Humboldt I, LP	$0	$24,000
Leesville Elderly Apts.	$0	$89,000
Lockport Elderly Apts.	$0	$66,000
Marengo Park Apts., LP	$0	$30,000
Natchitoches Elderly Apts.	$0	$64,000
Newton I, LP	$0	$29,000
Oskaloosa I, LP	$0	$21,000
Peach Tree LP	$0	$51,000
Ripley Housing, LP	$0	$31,000
Virginia Avenue Affordable Housing	$69,000	$1,329,000
Vivian Elderly Apts.	$0	$64,000
Cash and Cash Equivalents (2)	$340,037	$340,037
TOTAL	$427,037	$2,589,037
Current Payables to Affiliates and Accounts Payable (2)	$4,148,628	$4,148,628
Estimated Liquidation Expenses	$109,000	$109,000
Estimated Solicitation/ Communication Expenses	$13,465	$13,465
Estimated Liquidation Proceeds Before Taxes	$0	$0

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Estimated Distribution Before Taxes per 500 BACs	$0	$0
Estimated Capital Gain (Loss) on Sales & Liquidation per 500 BACs (3) (4)	$(71)	$(71)
Estimated Tax (Cost) at 25%/ Benefit at 15% (3) (4)	$11	$11
Estimated Suspended Passive Activity Losses per 500 BACs (5)	$4,932	$4,932
Estimated Tax Benefit From Estimated Suspended Passive Activity Losses at 28% per 500 BACs	$1,381	$1,381
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 500 BACs (3) (4) (5)	$1,392	$1,392

(1)	Rounded to the nearest thousand unless otherwise noted.

(2)	As of December 31, 2015, unaudited.

(3)

This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation that all properties will be sold on December 31, 2016 and that BAC Holders acquired their BACs during the original offering period.

(4)

This estimate assumes that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, and that BAC Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. This estimate further assumes that, to the extent a BAC Holder is recognizing a net capital loss as a result of the liquidation, that capital loss would be taxed at 15%. Assuming that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive income/gain from the Partnership, that all properties are sold on December 31, 2016 and no properties are sold between the date of this Consent Solicitation Statement and December 31, 2016, the General Partner estimates that BAC Holders of Series 18 would have previously suspended passive activity losses of $4,932 per 500 BACs to offset these capital gains. BAC Holders are urged to consult with their tax advisors to determine the amount of distributions such BAC Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such BAC Holder would become eligible to use other than to offset passive activity gains upon Liquidation.

(5)

Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership and the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the

Liquidation and any excess losses can be used to offset other ordinary income or gains. Please consult your tax advisor for the specific treatment of these suspended passive activity losses in excess of the tax gain (loss)/income recognized from the Liquidation.

Series 19

Six Apartment Complexes remain in Series 19. One property – Carrollton Villa, LP - is conventionally financed. The remainder are RD financed properties that continue to be subject to certain restrictions. As discussed above, RD financed properties generally carry greater restrictions than conventionally financed properties; mostly are located in rural areas of the country; and may result in lower proceeds upon sale. In addition, each of the properties in Series 19 may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Using the approaches described above, the General Partner does not believe that the BAC Holders of Series 19 will receive any further proceeds upon Liquidation, as neither the lower range estimates nor the higher range estimates presented below would produce sufficient proceeds to cover already outstanding liabilities of the Series. These liabilities include mortgages, liabilities to the Operating General Partners, loans from the General Partner to the Partnership and management fees of the General Partner for which the General Partner has deferred its priority in the past. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Series 19 BAC Holders would receive an estimated tax benefit between $63 and $66 per 500 BACs, and that the Liquidation would free up approximately $3,917 per 500 BACs in previously suspended passive losses that could be used to offset these gains; and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for Series 19 is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value – Capitalization	Mortgage and Liabilities	Net Value	Proceeds to Series (1)
Carrollton Villa, LP	$525,000	$1,895,767	$0	$0
Independence Properties, LP	$232,451	$769,785	$0	$0
Madison LP	$186,757	$648,934	$0	$0
Munford Village, Ltd.	$102,639	$721,490	$0	$0
Sherwood Knoll, LP	$185,421	$705,601	$0	$0
Summerset Housing, LP	$338,776	$860,122	$0	$0

(1)

Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Partnership would only receive the remaining proceeds from the sale in proportion with the Series’ ILP Interest. This number represents the estimated net value to the Series as the owner of the ILP Interest under the Income Capitalization Analysis and as distributed in accordance with the Operating Partnership Agreement.

Estimated Proceeds based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Carrollton Villa, LP	$24,000
Independence Properties, LP	$31,000
Madison LP	$18,000
Munford Village, Ltd.	$23,000
Sherwood Knoll, LP	$10,000
Summerset Housing, LP	$39,000

(1)	This number represents the estimated net value to the Series, as owner of the ILP Interest, assuming sale proceeds equal to 2.5 times the 2014 property management fees for the Apartment Complex.

Total Estimated Proceeds and Passive Losses

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Carrollton Villa, LP	$0	$24,000
Independence Properties, LP	$0	$31,000
Madison LP	$0	$18,000
Munford Village, Ltd.	$0	$23.000
Sherwood Knoll, LP	$0	$10,000
Summerset Housing, LP	$0	$39,000
Cash and Cash Equivalents (2)	$1,326,143	$1,326,143
TOTAL	$1,326,143	$1,471,143
Current Payables to Affiliates and Accounts Payable (2)	$7,500	$7,500
Estimated Liquidation Expenses	$63,000	$63,000
Estimated Solicitation/ Communication Expenses	$14,812	$14,812
Estimated Liquidation Proceeds Before Taxes	$1,240,831	$1,385,831
Estimated Distribution Before Taxes per 500 BACs	$152	$170
Estimated Capital Gain (Loss) on Sales & Liquidation per 500 BACs (3) (4)	$(440)	$(422)
Estimated Tax (Cost) at 25%/ Benefit at 15% (3) (4)	$66	$63

Operating Partnership	Lower Range Estimate (1)	Higher Range Estimate (1)
Estimated Suspended Passive Activity Losses per 500 BACs (5)	$3,917	$3,917
Estimated Tax Benefit From Estimated Suspended Passive Activity Losses at 28% per 500 BACs	$1,097	$1,097
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 500 BACs (3) (4) (5)	$1,315	$1,330

(1)	Rounded to the nearest thousand unless otherwise noted.

(2)	As of December 31, 2015, unaudited.

(3)

This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation, that all properties will be sold on December 31, 2016 and that BAC Holders acquired their BACs during the original offering period.

(4)

This estimate assumes that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, and that BAC Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. This estimate further assumes that, to the extent a BAC Holder is recognizing a net capital loss as a result of the liquidation, that capital loss would be taxed at 15%. Assuming that BAC Holders have held their BACs since the initial offering of the Series by the Partnership, that the Partnership’s passive activity losses have only been used by the BAC Holders to offset any previous passive activity income/gain from the Partnership, that all properties are sold on December 31, 2016 and no properties are sold between the date of this Consent Solicitation Statement and December 31, 2016, the General Partner estimates that BAC Holders of Series 19 would have previously suspended passive activity losses of $3,917 per 500 BACs to offset these capital gains. BAC Holders are urged to consult with their tax advisors to determine the amount of distributions such BAC Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such BAC Holder would become eligible to use other than to offset passive activity gains upon Liquidation.

(5)

Assuming that BAC Holders acquired their BACs at the initial offering by the Partnership and the Partnership’s passive activity losses have only been used by BAC Holders to offset any prior passive activity income/gain from the Partnership, upon Liquidation, suspended passive activity losses from the BACs may be used to offset gains from the Liquidation and any excess losses can be used to offset other ordinary income or gains. Please consult your tax advisor for the specific treatment of these suspended passive activity losses in excess of the estimated tax gain/income recognized from the Liquidation.

Material Federal Income Tax Consequences

The federal income tax discussion set forth below addresses the material federal income tax consequences of a liquidation of the Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular BAC Holder in the light of such a BAC Holder’s personal circumstances. The discussion is directed solely to those who hold the BACs as capital assets within the meaning of Section 1221 of the Code, and have acquired such BACs for investment and not as a dealer or for resale. Further, this discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation, nor does this discussion address U.S. state and local or non-U.S. tax consequences. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis), which can effect the tax consequences discussed herein.

The following discussion was written in connection with this Consent Solicitation Statement and is only a summary, and not a complete discussion, of the tax issues associated with the Liquidation and cannot be relied upon to avoid penalties. BAC Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of the Partnership, including the applicability and effect of federal, state, local and other tax laws. BAC Holders should be aware that the specific tax consequences to them will vary depending upon several factors, including when the BAC Holder purchased his or her interest in the Partnership and which Series of BACs the BAC Holder owns.

In General. The Partnership, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each BAC Holder is required to take into account its distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such BAC Holder’s federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such BAC Holder, without regard to whether the BAC Holder has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each BAC Holder on a Schedule K-1. Each BAC Holder is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the IRS when it files its federal income tax return. A BAC Holder’s distributive share of the Partnership’s income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

Sale of the Partnership’s Assets. For federal income tax purposes, each BAC Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Liquidation. If an Apartment Complex is sold or otherwise disposed of by an Operating Partnership, the Operating Partnership will realize gain (or loss) to the extent that the proceeds of the sale or disposition are greater than (or less than) the adjusted federal income tax basis of the Apartment Complex. Gain or loss is passed through the Operating Partnerships to the Partnership and then to the BAC Holders, as provided in the Partnership Agreement. Except to the extent gain is attributable to recapture of certain types of depreciation deductions previously claimed (“depreciation recapture”), gain from the sale of depreciable property held for use in a trade or business (such as an Apartment Complex) is treated as gain from the sale of Section 1231 property, which is generally treated in a manner similar to long-term capital gain as long as all gains from the sale of Section 1231 property exceed all losses from the sale of Section 1231 property in the taxable year. If losses from the sale of Section 1231 property exceed the amount of all gains from Section 1231 property, then all gains and losses are treated as ordinary gains and losses. However, Section 1231 of the Code provides that gain from the sale of Section 1231 property, rather than being treated in a manner similar to long-term capital gain if the required one year holding period is met, is treated as ordinary income to the extent of the excess of Section 1231 losses over Section 1231 gains from prior sales of Section 1231 property during the five most recently completed taxable years of the taxpayer. Accordingly, the tax effect of the sale of an Apartment Complex could be different for different BAC Holders depending upon their own tax situations regarding prior sales of Section 1231 property. Following the sale of an Apartment Complex, an Operating Partnership will be liquidated. Upon liquidation of an Operating Partnership, the Partnership will generally recognize capital gain to the extent that a liquidating cash distribution exceeds the Partnership’s basis for its Operating Partnership interest immediately before the distribution, and will recognize a capital loss to the extent that the Partnership’s basis exceeds its share of the liquidating cash distribution. Any such gain or loss will pass through to the BAC Holders.

If the Partnership sells an interest in an Operating Partnership, the Partnership will realize gain equal to the excess of the sale price plus the Partnership’s share of nonrecourse liabilities as to which it is released over the Partnership’s adjusted basis in the Operating Partnership interest. Any gain or loss is passed through to the BAC Holders under the Partnership Agreement. Any such gain which is attributable to depreciation recapture will be treated as ordinary income for tax purposes and any other gain will generally be treated as capital gain.

Any gain recognized upon a sale of Partnership assets which qualifies as long term capital gain will be taxed at a maximum rate of 25% (or 15% in certain circumstances) to individuals and 35% to corporate taxpayers. The 25% tax rate applies also to the BAC Holders allocated share of gain recognized by the Operating Partnerships upon the sale of their respective assets to the extent such gain qualifies as long term capital gain. To the extent gain qualifies as ordinary income, the gain will be taxed for federal income tax purposes at a maximum rate of 35%. Capital losses can be deducted for federal income tax purposes in any year only to the extent of capital gains plus, in the case of certain non-corporate taxpayers, ordinary income of up to $3,000.

Distribution to the BAC Holders. A BAC Holder will recognize gain to the extent the amount of the liquidating distribution received by the BAC Holder exceeds the BAC Holder’s tax basis for its BACs. Any such gain will be capital gain. In general, any such capital gain recognized by an individual, estate or trust will qualify for the 15% maximum federal capital gains tax on capital gains if the BACs were held by such BAC Holder for more than one year. A BAC Holder’s tax basis for its BACs will be increased by both the BAC Holder’s allocable share of any gain realized on the sale of the Partnership’s assets (see “—Sale of the Partnership’s Assets” above) and by the amount of the BAC Holder’s allocable share of income from normal Partnership operations for the year of the liquidation. Nevertheless, a BAC Holder’s allocable share of the Partnership cash may exceed its basis for its BACs, and thereby cause the BAC Holder to recognize gain.

For purposes of determining a BAC Holder’s adjusted tax basis in its BACs, an increase in a BAC Holder’s share of partnership liabilities is treated as a contribution of cash by that BAC Holder to the Partnership, and thereby results in an increase in the BAC Holder’s adjusted tax basis in its BACs. Conversely, a decrease in a BAC Holder’s share of partnership liabilities is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the BAC Holder’s adjusted tax basis in its BACs. To the extent that a decrease in a BAC Holder’s share of partnership liabilities results in a deemed cash distribution to the BAC Holder which exceeds the BAC Holder’s adjusted tax basis in its BACs, the BAC Holder will recognize gain to the extent of the excess of the deemed cash contribution over its adjusted tax basis in its BACs. Accordingly, the possibility of deemed cash distributions should be taken into account in the above paragraph in the same manner as actual cash distributions.

A BAC Holder will recognize a capital loss to the extent the amount of the liquidating distribution received by the BAC Holder in the year of dissolution (including any deemed cash distributions to the BAC Holder attributable to a reduction in the BAC Holder’s share of partnership liabilities) is less than the BAC Holder’s tax basis for its BACs, as such basis is adjusted to reflect any gain or loss realized by the Partnership on the sale of its assets and to reflect the Partnership’s income or loss from operations for the year of the liquidation. Capital losses can be deducted for federal income tax purposes, in any year, only to the extent of a BAC Holder’s capital gains plus, in the case of certain non-corporate taxpayers, ordinary income of up to $3,000.

Passive Activity Rules. BAC Holders that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code which provide generally that losses from certain passive activities can only be used to offset income from passive activities. A BAC Holder’s allocable share of Partnership income or loss from the sale of the Partnership’s assets is generally treated as derived from a passive activity. As a result, a BAC Holder’s allocable share of such losses may be used by the BAC Holder in the current taxable year to offset passive activity income from a BAC Holder’s other passive activity investments. Similarly, a BAC Holder’s allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a BAC Holder’s other passive activity investments. Because the Liquidation is a fully taxable transaction, Section 469 of the Code generally allows any suspended passive activity losses of the BAC Holder with respect to its investment in the Partnership to be used to reduce other income of the

BAC Holder upon liquidation. Any suspended passive activity losses remaining after being offset against any gain from the Liquidation and any other passive income for the year of the Liquidation can generally be used to offset non-passive income from other sources.

As a result of the Liquidation, it is estimated that BAC Holders who have held their BACs since the initial offering of their Series (“Original BAC Holders”), may recognize a tax cost greater than the amount of liquidating distributions. However, Original BAC Holders who have not used any of their suspended passive activity losses except to offset prior income/gains from the Partnership will be able to offset this gain with any suspended losses in excess of that previously used. Assuming that all Apartment Complexes will be sold on December 31, 2016, that BAC Holders are taxed on Partnership gains at the maximum 25% capital gains rate and that each Series is liquidated within the range of estimated values set forth in “—Estimate of Ranges of Values of Partnership Properties” above, the General Partner estimates that Original BAC Holders who have not used any passive activity losses generated by the Partnership except to offset prior income/gains of the Partnership would have $5,109 per 500 BACs in previously suspended passive activity losses for Series 15 BACs, $5,448 per 500 BACs in previously suspended passive activity losses for Series 16 BACs, $4,366 per 500 BACs in previously suspended passive activity losses for Series 17 BACs, $4,932 per 500 BACs in previously suspended passive activity losses for Series 18 BACs, and $3,917 per 500 BACs in previously suspended passive activity losses for Series 19 BACs.

Consequently, if you as a BAC Holder have not been able to use the passive activity losses generated by the Partnership, it is likely that you will be able to use your unused passive activity losses upon the Liquidation. BAC Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Low-Income Housing Tax Credit Recapture. Section 42 of the Code provides for a tax credit with respect to low-income housing that is constructed, rehabilitated or acquired after 1986. The tax credit is claimed over a ten year period. Owners of an interest in low-income housing are required to recapture a portion of tax credits previously claimed if at any time during a 15-year compliance period there is a disposition of an interest in the property. Prior to the passage of the Housing and Economic Recovery Act of 2008 (“HERA”), Section 42(j)(6) of the Code additionally provides that recapture will not occur upon a disposition of an interest in the property if the taxpayer furnishes to the Secretary of the Treasury a bond in an amount satisfactory to the Secretary and for the period required by the Secretary and there is a reasonable certainty that the property will remain affordable housing for the duration of the 15-year compliance period. Upon the passage of HERA, Section 42 was amended to provide that it is not necessary to furnish a bond to the Secretary of the Treasury and recapture will not occur upon a disposition of an interest in the property if the taxpayer reasonably believes that the property will remain in compliance with Section 42 for the full 15-year compliance period.

Each of the Apartment Complexes qualified for this tax credit and such tax credits were taken by the BAC Holders with respect to the Apartment Complexes. All properties sold to date were (i) sold after the expiration of the 15-year compliance period; (ii) posted with the surety bond to the Internal Revenue Service required under Section 42(j)(6) of the

Code to avoid tax credit recapture upon disposition; or (iii) after the passage of HERA sold with express assurances and guaranty from the purchaser that the property would remain in compliance with Section 42 through the remainder of the 15-year compliance period. It is anticipated that future sales will occur in the same manner, and as such, will not result in any recapture of such tax credits. However, the General Partner may in its sole discretion decide that the benefits of a sale outweigh the cost of tax credit recapture upon disposition.

Historic Rehabilitation Tax Credit. Section 47 of the Code provides for a tax credit to the owners of qualifying income-producing historic properties rehabilitated by such owner after 1976. Owners of an interest in qualified income-producing rehabilitated historic properties are required to recapture a portion of tax credits previously claimed if at any time during a 5-year compliance period there is a disposition of one-third of the total interests in the property.

Certain of the Apartment Complexes may have qualified for this tax credit and such tax credits were taken by the BAC Holders with respect to such Apartment Complexes. However, since the 5-year compliance period has expired, the sale of the Apartment Complexes will not result in any recapture of such tax credits.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE LIQUIDATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE LIQUIDATION TO YOU.

Amendment to the Plan of Liquidation and Dissolution

Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon the Liquidation without further action by the BAC Holders. Subject to applicable law, the Plan of Liquidation and Dissolution may be amended by the Partnership at any time prior to the filing of the Certificate of Cancellation with the Delaware Secretary of State, provided that, after approval of the Liquidation by the affirmative vote of holders of a majority of the outstanding BACs, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of holders of a majority of the outstanding BACs.

No Appraisal Rights

Neither Delaware law, nor the Partnership Agreement, require that BAC Holders be entitled to appraisal rights on the Liquidation, and no such appraisal rights will be afforded to BAC Holders voting against the Liquidation.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Partnership’s liquidation and dissolution.

SELECTED FINANCIAL DATA

The information set forth below presents selected financial data of the Partnership for each of the last five fiscal years. The information presented in the tables should be read in conjunction with the Partnership’s consolidated financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “WHERE YOU CAN FIND MORE INFORMATION.”

	March 31, 2015	March 31, 2014	March 31, 2013	March 31, 2012	March 31, 2011
Operations
Interest Income	$4,073	$10,441	$20,309	$26,922	$21,951
Other Income	35,525	131,602	75,693	30,350	101,777

Share of Income (Loss) of Operating Partnerships	3,170,953	6,548,180	2,581,396	820,440	6,099,658

Operating Expenses	(614,476)	(875,019)	(1,053,634)	(805,671)	(1,506,985)

Net Income (Loss)	$2,596,075	$5,815,204	$1,623,764	$72,041	$4,716,401

Net Income (Loss) per BAC	$0.12	$0.26	$0.07	$0.00	$0.21

Balance Sheet
Total Assets	$2,880,723	$2,296,511	$6,002,501	$4,894,595	$5,539,597

Total Liab.	$16,886,152	$18,898,015	$23,956,328	$24,472,186	$24,927,399

Partners’ Equity	$(14,005,429)	$(16,601,504)	$(17,953,827)	$(19,577,591)	$(19,387,802)

The information set forth below presents selected financial data of the Partnership for each of the three quarters ended December 31, 2015 and December 31, 2014, respectively, and the three quarters ended September 30, 2015 and September 30, 2014, respectively. The historical information for the three-month periods ended December 31, 2015 and 2014 and September 30, 2015 and 2014 is unaudited and was derived from interim financial statements of the Partnership. The information presented in this table should be read in conjunction with the Partnership’s consolidated financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “WHERE YOU CAN FIND MORE INFORMATION.”

	(UNAUDITED)		(UNAUDITED)
	December 31, 2015	December 31, 2014	September 30, 2015	September 30, 2014
Operations
Interest Income	$2,367	$997	$2,565	$992
Other Income	12,123	10,380	4,504	3,052

Share of Income (Loss) of Operating Partnerships	130,600	2,475,964	434,761	7,000 *

Operating Expenses	116,356	610	231,697	304,070

Net Income (Loss)	$28,734	$2,486,731	$210,133	$(293,026)

Net Income (Loss) per BAC	$.00	$.11	$.01	$(.01)

Balance Sheet
Total Assets	$7,834,512	$3,056,319	$8,372,695	$1,474,514

Total Liab.	$15,786,289	$17,270,227	$16,353,206	$18,175,151

Partners’ Equity	$(7,951,777)	$(14,213,908)	$(7,980,511)	$(16,700,637)

*	Includes gain/ (loss) on sale of Operating Partnerships of $7,000 for Series 16.

RECOMMENDATION OF THE GENERAL PARTNER

The General Partner recommends a vote “FOR” approval of the proposed Liquidation. If approved by the BAC Holders, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the BAC Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. At any time before the execution of the Plan of Liquidation and Dissolution, the General Partner may abandon the Liquidation without further action by the BAC Holders, but after the execution of the Plan, the General Partner must receive the consent of the BAC Holders to amend or alter the Plan.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION. WE RECOMMEND THAT ALL BAC HOLDERS APPROVE THE LIQUIDATION BY MARKING THE BOX ENTITLED “FOR” ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE LIQUIDATION, YOUR CONSENT CARD WILL BE TREATED AS VOTING “FOR” THE LIQUIDATION.

THE PARTNERSHIP AND THE GENERAL PARTNER

The Partnership is a limited partnership which was formed under the laws of the State of Delaware on September 19, 1991. As a result of a restructuring effective as of June 1, 2001, the General Partner of the Partnership is Boston Capital Associates III Limited Partnership, a Delaware limited partnership. The general partner of the General Partner is BCA Associates Limited Partnership, a Massachusetts limited partnership whose sole general partner is C&M Management, Inc., a Massachusetts corporation, and whose limited partners are Herbert F. Collins and John P. Manning. Mr. Manning is the president and principal executive officer of C&M Management, Inc.

BACs were offered in Series 15 through 19. As of March 1, 2016, not including the general partner interests, Series 15 had 2,347 investors holding 3,848,900 BACs; Series 16 had 3,262 investors holding 5,404,500 BACs; Series17 had 2,763 investors holding 4,972,947 BACs; Series 18 had 2,035 investors holding 3,605,200 BACs; and Series 19 had 2,237 investors holding 4,071,200 BACs. Each series of BACs relates only to certain Operating Partnerships and Apartment Complexes owned by the Partnership, and all determinations of profit, loss and credit and other determinations of allocations or distributions with respect to such Series are made only with reference to the Operating Partnerships and Apartment Complexes to which such Series relates.

The Partnership was formed to invest in real estate by acquiring, holding and disposing of limited partner interests in the Operating Partnerships which in turn acquire, develop, rehabilitate, own and operate newly constructed, existing or rehabilitated Apartment Complexes. The original objectives of these investments, not necessarily in order of importance, were to:

●	to provide tax benefits in the form of Federal Housing Tax Credits, and in limited instances a small amount of Rehabilitation Tax Credits;

●	to provide tax benefits in the form of passive losses which an Investor may apply to offset passive income (if any); and

●	to preserve and protect the Partnership’s capital and provide capital appreciation and cash distributions from a Capital Transactions as to the Partnership.

The Partnership originally made investments in 242 Operating Partnerships. As of December 31, 2015, the Partnership retained investments in 61 Operating Partnerships.

BCTC III’s principal place of business is One Boston Place, Suite 2100, Boston, MA 02108, and its telephone number at such address is (617) 624-8900.

Fiduciary Duties of the General Partner

The General Partner of the Partnership has fiduciary duties to the Partnership under Delaware law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership and each Series, must make full disclosure in their dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by them from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the BAC Holders.

In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the BAC Holders. The Partnership Agreement, however, does limit the liability of the General Partner so that it is not liable to the BAC Holders for any act or omission performed or omitted by the General Partner or its affiliates in good faith and in the best interests of the Partnership, except for conduct constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or liability with respect to federal securities laws.

Role of the General Partner

The General Partner has full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. The General Partner generally manages and controls the day to day operations of the Partnership, and has general responsibility and overall authority over matters affecting the interests of the Partnership. The General Partner is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between the Partnership and the BAC Holders. The General Partner has full liability for the Partnership’s obligations.

Role of the BAC Holders

BAC Holders may not participate in management of the Partnership without subjecting themselves to potential liability as a general partner. Consent of the holders of a majority of the BACs is required for the General Partner to take certain actions, including the liquidation and dissolution of the Partnership.

Market for the BACs

The BACs are not listed on any national or regional securities exchange, and there is no established public trading market for the BACs. Secondary sales activity for the BACs has been limited and sporadic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, 21,996,102 BACs had been issued. No BACs are held by the General Partner or any named executive officer of C&M Management, Inc., which serves as the general partner of BCA Associates Limited Partnership, which in turn serves as the general partner of Boston Capital Associates III Limited Partnership, which is the General Partner of the Partnership. The only holder of greater than 5% of all BACs voting together as a single series are Everest Housing Investors 2 LLC and Warren Heller, which holds a total of 2,070,807 BACs, representing 9.45% of the total BACs issued and outstanding.

The table below sets forth beneficial holdings of (i) the General Partner, (ii) each named executive officer of C&M Management, Inc. and (iii) all those known by us, as of the March 1, 2016 record date, to be beneficial owners of more than 5% of any Series of BACs

Name	Series	Amount and Nature of Beneficial Ownership	Percent of Series
Everest Housing Investors 2 LLC	15	318,967	8.26 (1)
Everest Housing Investors 2 LLC	16	555,189	10.25 (1)
Everest Housing Investors 2 LLC	18	337,000	9.32 (1)
Everest Housing Investors 2 LLC	19	284,334	6.97 (1)
Warren Heller	17	575,317	11.55 (2)
Boston Capital Associates III Limited Partnership	15, 16, 17, 18 and 19	N/A (3)	N/A (3)

(1)

Everest Housing Investors 2 LLC owns 1,546,590 BACs in the aggregate, constituting 6.83% of the BACs when voting together as a single class. Everest Housing Investors 2 LLC owns 318,967 (8.26%) of the Partnership’s Series 15 BACs, 555,189 (10.25%) of the Partnership’s Series 16 BACs, 337,000 (9.32%) of the Partnership’s Series 18 BACs, 284,334 (6.97%) of the Partnership’s Series 19 BACs and less than 5% of the Partnership’s Series 17 BACs. Everest Housing Investors 2 LLC address is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.

(2)

Warren Heller owns 575,317 (11.55%) of the Partnerships’ Series 17 BACs. Pursuant to a letter agreement between Boston Capital Corporation, an affiliate of the Partnership, and Warren Heller, dated January 30, 2015, Mr. Heller must vote all of his BACs of the Partnership in the same manner as the majority of all other BAC Holders who are unaffiliated with the Partnership and who vote on such proposal. Mr. Heller’s address is 515 W. Buckeye Road, Suite 104, Phoenix, AZ 85003-3699.

(3)

Boston Capital Associates III Limited Partnership is the General Partner of the Partnership, and has been the General Partner of the Partnership since June 1, 2001. The General Partner owns the sole general partner interest of each Series of the Partnership. The General Partner has a 1% interest in all profits, losses, credits and distributions of the Partnership. BCA Associates Limited Partnership is the general partner of Boston Capital Associates III Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of the General Partner. C&M Management, Inc. is the general partner of BCA Associates Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of BCA Associates Limited Partnership, and thus, the General Partner. John P. Manning is the President and principal executive officer of C&M Management, Inc. and may be deemed to have sole voting and dispositive power over the interests of C&M Management, Inc., and thus, BCA Associates and the General Partner. Mr. Manning disclaims beneficial ownership of the interests held by Boston Capital Associates III Limited Partnership. Boston Capital Associates III Limited Partnership’s address is One Boston Place, Suite 2100, Boston, MA 02108.

VOTING PROCEDURES

The vote of each BAC Holder is important. You may vote using any one of the following methods:

1.	Mark, date and sign the enclosed consent card and mail it in the enclosed postage paid envelope to AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005;

2.	Mark, date, sign and fax the enclosed consent card to AST Fund Solutions, at (201) 438-0292;

3.

To place a vote by phone, please call toll free (888) 227-9349. At the prompt, please enter the unique control number printed to the left on the enclosed consent card. Follow the prompts to place your vote; or

4.

To place a vote by internet, please follow the link to the Proxy voting website at http://www.proxyonline.com. Enter the unique control number printed to the right on the enclosed consent card. Follow the instructions shown on the screen to place your vote.

If you have any questions or require assistance completing the consent form, please call Boston Capital Investor Services, toll free at (800) 955-2733.

Interests of BAC Holders represented by valid consents in the form enclosed and not revoked, will be counted in determining whether to approve the Liquidation. Where a choice is specified on a signed, returned consent form as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Liquidation.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING BACs MUST APPROVE THE LIQUIDATION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right to amend or terminate the solicitation, or to delay accepting consent cards. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

Record Date and Outstanding Beneficial Assignee Certificates

The Liquidation proposal is being submitted for approval to those persons who are BAC Holders as of the record date. The record date is March 1, 2016 for determining the BAC Holders entitled to vote with respect to the amendment. Accordingly, only registered BAC Holders as of the record date will be entitled to vote with respect to the amendment. At the record date, 21,902,747 BACs were held of record by approximately 12,644 BAC Holders.

For the Liquidation proposal, all series will vote as a single class. Accordingly, each BAC Holder is entitled to one vote for each BAC held and the number of outstanding BACs entitled to vote with respect to the Liquidation proposal is equivalent to the number of BACs held of record at the record date.

Consent Card and Vote Required

Under Section 12.11 of BCTC III’s Partnership Agreement, each Series of BACs are to be treated as a separate partnership with the terms of the Partnership Agreement applied identically to each Series; however, where a vote is to take place with respect to a matter that affects more than one Series of BACs, then all affected Series will be combined and treated as a single class. Because the liquidation and dissolution of the Partnership affects all Series of BACs, approval of the Liquidation by the Partnership requires the affirmative vote of a majority of the outstanding BACs of the Partnership as of the record date, treated as a single class. As of the record date, there are 3,848,900 Series 15 BACs outstanding, 5,404,500 Series 16 BACs outstanding, 4,972,947 Series 17 BACs outstanding, 3,605,200 Series 18 BACs outstanding and 4,071,200 Series 19 BACs outstanding, for a total of 21,902,747 BACs outstanding. ACCORDINGLY, 10,951,374 BACs MUST BE VOTED IN FAVOR OF THE LIQUIDATION FOR IT TO BE APPROVED BY THE PARTNERSHIP. THE FAILURE OF A MAJORITY OF BAC HOLDERS TO VOTE IN FAVOR OF THE LIQUIDATION WILL RESULT IN THE LIQUIDATION PROPOSAL NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP OR ANY OF THE SERIES. Any interest of a BAC Holder who is an affiliate of any person directly or indirectly instrumental in organizing or managing the Partnership (a “Sponsor”, as defined in the Partnership Agreement) shall be disregarded in determining both the total interest of the BAC Holders and the obtaining of any approvals, consents or votes of BAC Holders pursuant to any section or subsection of the Partnership Agreement.

Pursuant to a letter agreement, Warren Heller, the beneficial owner of 575,317 BACs, constituting 2.62% of the BACs when voting together as a single class, must vote all of his BACs of the Partnership in the same manner as the majority of all other BAC Holders who are unaffiliated with the Partnership and who vote on such proposal. Thus, so long as a majority of BAC Holders who vote do so in favor of the Liquidation, only 10,376,057 votes of BAC Holders unaffiliated with Warren Heller must be in favor of the Liquidation in order for the Liquidation proposal to pass.

BAC Holders who wish to vote “FOR” the Liquidation should complete, sign and return the consent card. The consent card which must be completed for each BAC Holder is enclosed with this Consent Solicitation Statement. Consent cards must be delivered by mail, by facsimile, by telephone or by Internet in the manner described in the section entitled “Voting Procedures” above.

Revocability of Consent

BAC Holders may withdraw or revoke their consent as to the Liquidation proposal at any time prior to completion or abandonment of the solicitation. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; or by facsimile to AST Fund Solutions at (201) 438-0292; or by phone with a live representative at (800) 761-6532; or on the internet at http://www.proxyonline.com. A notice of revocation or withdrawal must specify the BAC Holder’s name and the number of BACs being withdrawn.

Solicitation of Consents; Solicitation Expenses

The cost of preparing, assembling and mailing the enclosed Consent Card, this Consent Solicitation Statement and other materials which may be sent to BAC Holders in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of the General Partner may solicit the execution and return of Consent Cards by mail, telephone, e-mail, facsimile or other permitted means. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. In addition, AST Fund Solutions, an outside solicitation firm retained by the Partnership to solicit votes and communicate with BAC Holders in connection with this Consent Solicitation Statement and the Liquidation (in accordance with applicable law), will assist in the solicitation of votes “FOR” the adoption of the Liquidation proposal. The anticipated cost of such engagement, which shall be borne solely by the Partnership, is $83,826.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF LIQUIDATION AND DISSOLUTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED LIQUIDATION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such material may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to BAC Holders without charge upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108 or upon request by telephone at (617) 624-8900.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the consent solicitation statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on 10-K for the fiscal year ended March 31, 2015 and the Partnership’s Quarterly Reports on 10-Q for the fiscal quarters ended December 31, 2015 and September 30, 2015.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with proposed amendment and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

APPENDICES

Appendix A: Plan of Liquidation and Dissolution

PLAN OF LIQUIDATION AND DISSOLUTION
OF
BOSTON CAPITAL TAX CREDIT FUND III LIMITED PARTNERSHIP

This Plan of Liquidation and Dissolution (the “Plan”) dated as of _______ ___, 2016 of Boston Capital Tax Credit Fund III Limited Partnership (the “Partnership”), a Delaware limited partnership, is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of Delaware.

1. Intention of the General Partner. Boston Capital Associates III Limited Partnership, as the sole General Partner of the Partnership, believes that the liquidation and dissolution (the “Liquidation”) of the Partnership at this time is in the best interest of the Partnership, its Limited Partner and the holders of the Partnership’s beneficial assignee certificates (the “BAC Holders”). Therefore, the General Partner has submitted this Plan to the Limited Partner and the BAC Holders for their consent to liquidate and dissolve the Partnership in accordance with Section 8.02 of the Agreement of Limited Partnership of the Partnership dated as of January 21, 1992 (the “Partnership Agreement”).

2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% of the Limited Partners, as directed by the holders of greater than 50% of the outstanding beneficial assignee certificates (“BACs”) of the Partnership as required by the Partnership Agreement. Until such time as the BAC Holders approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein, provided that the foregoing shall in no event limit the right of the General Partner to sell, on behalf of the Partnership, Apartment Complexes (or the Partnership’s Operating Partnership interests therein) in one or more unrelated transactions in a manner consistent with past practice.

3. Dissolution. In accordance with the Partnership Agreement, ninety days after the sale of all of the Partnership’s assets, the Partnership shall be dissolved without any further action by or on behalf of the Partnership, the Limited Partner, the BAC Holders or the General Partner.

4. Winding Up and Liquidation. The General Partner, as liquidator for the Partnership, shall sell or cause to be sold all of the assets of the Partnership, together or in separate asset sales, and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) in accordance with Section 4.02 and Section 8.02(c) of the Partnership Agreement. All assets and funds of the partnership previously reserved pursuant to clause (ii) of Section 4.02(a)(ii) of the Partnership Agreement and determined by the Managing General Partner to be in excess of the amounts required therefore shall be distributed by the General Partner as set forth in Section 4.02 of the Partnership Agreement

5. Cancellation of Interests in the Partnership. Liquidating distributions shall be made in complete cancellation of all of the Limited Partner’s and BAC Holders’ interests in the Partnership. If there are no liquidating distributions with respect to any series of BACs, the BACs of such series, and all of the BAC Holders’ interests therein, shall be cancelled upon the complete liquidation of the assets contained within such series.

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6. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partner shall cause to be executed and timely filed (i) with the Delaware Secretary of State, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities Exchange Commission, any reports required under the Exchange Act, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with Article 9.04 of the Partnership Agreement.

7. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

8. Amendment and Termination. The General Partner may amend or terminate this Plan at any time.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

BOSTON CAPITAL TAX CREDIT FUND III LIMITED PARTNERSHIP

By:	Boston Capital Associates III Limited Partnership, its General Partner

By:	BCA Associates Limited Partnership, its General Partner

By:	C&M Management, Inc., its General Partner

By:
Name:	John P. Manning
Title:	President

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BCTC Fund III LP Proxy

(Reverse Side)

This consent form must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, Executors, Administrators, Trustees and Guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature: Date:

Signature: Date:

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE, OR IN ACCORDANCE WITH THE VOTING INSTRUCTIONS BELOW.

CONSENT VOTING INSTRUCTIONS

MAIL - Date, sign and mail your consent card in the envelope provided as soon as possible.

- OR -

FACSIMILE – Date, sign and fax your consent card to AST Fund Solutions, at **(201) 438-0292**.

- OR -

TOUCHTONE – To place a vote by phone, please call toll-free **(888) 227-9349**. At the prompt, please enter the unique control number printed to the right on this consent card. Follow the prompts to place your vote. Have your consent card available when you call.

- OR -

INTERNET – To place a vote by internet, please go to **http://www.proxyonline.com** and follow the link to the consent voting website. Enter the unique control number printed to the right on this consent card. Have your consent card available when you access the web page.

- OR -

TELEPHONE – If you have questions regarding the consent or would like to vote please call: **(800) 761-6532** to speak with a representative. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m., Eastern Time.